Exhibit 99.4

SURROZEN, INC.

BUSINESS DESCRIPTION AND RISK FACTORS

SUMMARY

Overview

Our mission is to transform the treatment of serious disease by fully exploiting the Wnt pathway. We believe that modulation of the Wnt pathway, the body’s own mechanism for tissue repair, has the potential to provide clinical benefit in a broad range of acute and chronic diseases that are characterized by loss of tissue structure and function.

We are discovering and developing biologic drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. Building upon the seminal work of our founders and scientific advisors who discovered the Wnt gene and key regulators of the Wnt pathway, we have made breakthrough discoveries that we believe, based on our preclinical studies, have the potential to overcome previous limitations in harnessing the potential of Wnt biology—namely, the lack of specificity of Wnt proteins. These breakthroughs enable us to rapidly and flexibly design tissue-targeted therapeutics that modulate Wnt signaling. As a result of our discoveries, we are pioneering the selective activation of Wnt signaling, designing and engineering Wnt pathway mimetics and advancing tissue-specific Wnt candidates. Our lead product candidates are multi-specific, antibody-based therapeutics that mimic the roles of naturally occurring Wnt or R-spondin proteins, both of which are involved in activation of the Wnt pathway. Given Wnt signaling is essential in tissue maintenance and regeneration throughout the body, we have the potential to target a wide variety of severe diseases, including certain diseases that afflict the intestine, liver, retina, cornea, lung, kidney, cochlea, skin, pancreas and central nervous system. In each of these areas, we believe our approach has the potential to change the treatment paradigm for the disease and substantially impact patient outcomes. Our strategy is to exploit the full potential of Wnt signaling by identifying disease states responsive to Wnt modulation, design tissue-specific therapeutics and advance candidates into clinical development in targeted indications with high unmet need. Our unique approach and platform technologies have led to the discovery and advancement of two lead product candidates. We are currently conducting preclinical studies and plan to initiate a Phase 1 clinical trial in 2022 for SZN-1326, our candidate in development for moderate to severe inflammatory bowel disease, or IBD, with ulcerative colitis, or UC, as our first proposed indication. Furthermore, we plan to initiate a Phase 1 clinical trial in 2022 for SZN-043, our candidate in development for severe alcoholic hepatitis, or AH. We expect to nominate additional lead candidates and advance them into the clinic in 2023 and beyond.

Fundamental Importance of the Wnt Pathway and Our Founders’ Roles in Its Discovery

The Wnt pathway holds significant therapeutic promise in view of its ability to regulate stem cell renewal, proliferation and differentiation, and its central role in tissue regeneration. Over the past 30 years our founders and advisors have helped establish the fundamental importance of the Wnt pathway in tissue regeneration. Each has been on the forefront of the Wnt signaling pathway research, and their discoveries are the foundation of our approach to therapeutic development.

Wnt proteins exert a wide variety of effects on target cells during development. Fundamentally, Wnts are growth stimulatory factors that promote cell proliferation. Compared to other growth factors, two distinctive aspects of Wnt proteins are their lack of specificity and their ability to give shape to growing tissues while inducing cells to proliferate, acting in the process as directional growth factors. Wnt signals can instruct new cells in such a way that organized body plans are generated. Moreover, Wnt proteins employ a number of receptor isoforms and sub-families, generating an array of combinatorial Wnt signaling critical for correctly shaping tissues during development, maintaining tissue architecture in adult life and repairing tissue injury.

Dr. Roel Nusse and Dr. Harold Varmus discovered the first Wnt gene in 1982. Wnt signaling has now been shown to be critical to many essential normal functions. Dr. Nusse is a founder of our company and Scientific Advisory Board member, and Dr. Varmus is a member of our Board of Directors and of our Scientific Advisory Board.

Our Wnt Therapeutics Platform

Our Scientific Capabilities

We believe that our breakthrough discoveries and technologies will enable us to overcome the challenges facing drug developers targeting the Wnt pathway. We believe we are potentially the first developer to manufacture synthetic, soluble Wnt mimetics. To date, we have developed potent, selective and manufacturable Wnt and R-spondin mimetics that are designed to replicate the role of naturally occurring Wnt and R-spondin proteins. In pursuit of our goal to develop a portfolio of Wnt product candidates that can repair tissue damage and regenerate functional tissues for patients, we are continuing to expand our platform through the development of novel technologies and capabilities required to research, develop, manufacture and ultimately commercialize therapeutic products that address unmet medical needs. We have developed proprietary antibody discovery capabilities that have led to the discovery of two initial antibody technologies that enable us to potently and selectively modulate the Wnt pathway.

Our Scientific Approach

By combining our Wnt biology expertise with our proprietary technologies and capabilities, we have been able to establish a broad array of therapeutic opportunities. Our approach includes:

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Identifying and characterizing areas where Wnt biology is critical to tissue structure and function. To date, we have investigated the importance of Wnt signaling in over 20 different tissue types and have prioritized over 10 tissue types for further exploration, with a plan to continue to expand our efforts.

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Prioritizing disease opportunities where there is significant evidence based on our proprietary model systems and tool compounds that Wnt activation could play a role in tissue repair in severe disease.

•	Focusing efforts and investments in diseases where the strength of our capabilities can potentially address key limitations of existing therapeutic approaches.

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Seeking to limit or eliminate the potential oncogenic risk from Wnt pathway activation through our selective activation in the target disease tissue, our focus on severe disease and limited treatment exposure and mimicking a physiologic repair process that is self-limiting. In preclinical studies, we have observed diseased tissue responses to Wnt signaling while we have observed little or no activity in healthy and non-targeted tissue, and there has been no significant evidence of hyperplasia or dysplasia.

Our Technologies

Our two initial proprietary technologies, SWAP (Surrozen Wnt signal Activating Protein) and SWEETS (Surrozen Wnt signal Enhancers Engineered for Tissue Specificity), enable us to potently and selectively modulate Wnt signaling through the generation of Wnt and R-spondin mimetics. Using these technologies, we design and develop antibodies that modulate Wnt signaling. Product candidates generated by these technologies have demonstrated the ability to repair tissue damage in multiple preclinical models including colitis and liver injury. We have developed specific candidate molecules for each disease area that have been developed based on the associated tissue biology, the role of Wnt signaling in disease versus normal tissue and a functional assessment of our candidate molecules.

Our SWAP and SWEETS technologies focus on key regulators of Wnt signaling, Wnt proteins and R-spondins.

Wnt Activation: SWAP (Surrozen Wnt signal Activating Protein)

Our SWAP molecules are designed to mimic the activity of naturally occurring Wnt proteins. They are bispecific full-length human (IgG) antibodies that, like Wnt proteins, directly activate the Wnt-signaling pathway in target tissue by binding to two of its natural co-receptors, Fzd and Lrp. With our SWAP technology, we combine Fzd and Lrp antibody-binding domains into bispecific antibodies to selectively activate Wnt signaling. We have generated and validated a broad library of SWAPs that have successfully activated Wnt-signaling in vivo. Our initial product candidate, SZN-1326, utilizes our SWAP technology and is designed to activate the Wnt pathway in injured tissue where certain Fzd receptors are expressed and the natural Wnt ligand is disturbed.

Key characteristics of our SWAP technology include:

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Potency. Our Wnt mimetics are multivalent, designed to bind one or more Fzd receptors and one or more Lrp receptors. We demonstrated that the ability to bind to one or more receptors leads to highly potent Wnt signal activation as compared to a protein that can only bind to one Lrp receptor and one Fzd receptor.

•	Selectivity. Our antibody-based proteins are capable of selective binding to individual Fzd and Lrp receptor isoforms and selective isoform binding has the potential to confer tissue selectivity.

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Manufacturability. Our antibody platform is designed to produce molecules with properties suitable for manufacturing and to overcome the challenges of Wnt protein derivates. Unlike our antibodies, Wnt proteins are highly hydrophobic, making them difficult to express, solubilize and purify.

Dr. Christopher Garcia, a Howard Hughes Medical Institute Investigator and one of our founders, enabled our SWAP approach through the discovery of surrogate Wnt agonists. His surrogate ligands were water soluble, consisted of two domains and provided the building blocks for our SWAP technology.

Subsequent discoveries made at Surrozen improved on the potency and selectivity of the surrogate ligands discovered by Dr. Garcia. Our technology allows for targeting of Fzd and Lrp receptors, and we believe we can identify an optimized ratio of Fzds and Lrps required to activate Wnt signaling. We have also discovered that binding two different Fzds together with Lrp leads to efficient Wnt signal activation. Figure 1 below compares natural Wnt signaling to how our SWAP product candidates engage receptors on the cell surface to trigger Wnt signal activation.

Figure 1. Like endogenous Wnt (left side), our SWAP technology activates Wnt signaling by binding specific Fzd and Lrp receptors (right side)

Wnt Amplification: SWEETS (Surrozen Wnt signal Enhancer Engineered for Tissue Specificity)

Our SWEETS molecules are designed to amplify the body’s response to naturally occurring Wnt proteins. They are antibody-based molecules that, like R-spondin, enhance Wnt signaling by stabilizing Fzd receptors. Our SWEETS molecules are designed to modify the specificity of R-spondin activity such that it can be directed to a cell surface antigen of our choosing. Our SWEETS molecules consist of a full-length antibody fusion protein in which an antibody-binding domain of one of these antigens is combined with an R-spondin derivative. SZN-043 is our initial product candidate to utilize our SWEETS technology and is designed to selectively amplify the Wnt pathway in hepatocytes, the most abundant type of liver cell.

R-spondin may be beneficial in adult tissue repair, particularly in situations where naturally occurring Wnt ligands are present but signaling is insufficient to repair tissue damage. One major challenge facing drug developers targeting the Wnt pathway in harnessing R-spondin-based Wnt amplification has been limiting R-spondin’s effects to a specific tissue of interest, which we believe we have overcome through:

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Reducing non-specific binding. Naturally occurring R-spondins are dependent on E3 ligases and leucine-rich repeat-containing G-protein coupled receptors, or LGRs, for activity. LGRs are widely expressed and result in R-spondins activating Wnt signaling in a broad variety of tissues. Based on preclinical studies, we have been able to eliminate the requirement for LGR binding through substitution of binding to different cell surface receptors.

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Targeting specific cell types. We have designed multiple antibodies targeted to several cell surface receptors. Based on preclinical studies, these antibodies have demonstrated specificity to multiple tissues and cell lineages. The engineered antibodies specifically upregulated Wnt-signaling with greater tissue specificity than non-targeted controls.

Figure 2 below illustrates the effect of Fzd (and Lrp) stabilization on promoting Wnt signaling. On the left side of the image, unbound E3 ligases induce ubiquitination and internalization of Fzd receptors, leading to disruption of Wnt signaling. With our SWEETS technology, we have demonstrated tissue-targeted binding and sequestration of E3 ligases leading to the stabilization of Fzd and Lrp and potentiation of Wnt signaling. With our SWEETS technology, we have been able to affect tissue-targeted binding and inhibition of E3 ligase promoted degradation of Fzd, leading to the potentiation of Wnt signaling.

Figure 2. Our SWEETS technology leads to amplification of the Wnt signaling pathway by inhibition of Fzd degradation by the E3 ligase/proteasome pathway. Specificity of SWEETS binding is driven by an antigen-binding domain that can be targeted to specific cell surface proteins

Our Product Candidates and Research Programs

We believe that both our SWAP and SWEETS technologies have the potential to generate a portfolio of product candidates that can harness the tissue repair activity of the Wnt pathway for a broad spectrum of severe diseases.

The chart below represents a summary of our wholly-owned product candidates:

Figure 3. Lead programs SZN-1326, a SWAP in development for the treatment of moderate to severe IBD, and SZN-043, a SWEETS in development for the treatment of severe AH

Our first product candidate, SZN-1326, is being developed as a novel treatment for moderate to severe IBD, with UC as our first proposed indication, and utilizes our proprietary SWAP technology to activate Wnt signaling. Wnt signaling plays a critical role in intestinal epithelial turnover and normal function. Abnormal signaling has been observed in patients with IBD and restoration of normal signaling is believed to play a role in the repair of damaged intestinal epithelial cells in IBD. SZN-1326 targets Fzd 5, Fzd 8 and Lrp 6 to activate Wnt signaling. We have observed that Fzd 5, Fzd 8 and Lrp 6 are expressed in the large bowel epithelium of UC tissue samples. and that Fzd 5 is the most abundant, representing an attractive target for our therapeutic approach. IBD affects an estimated two million patients in the United States and is caused by damage to the intestinal barrier and an enhanced inflammatory response, which further exacerbates tissue damage. Second line biologics in ulcerative colitis represent approximately a $4 billion market in the United States, and there is a potential expand to moderate to severe Crohn’s Disease which represents a second line market of approximately over $7 billion in the United States. SZN-1326 is designed to activate Wnt-pathway signaling in intestinal epithelial cells. In multiple mouse models of IBD, SZN-1326 stimulated intestinal epithelial regeneration, characterized by restoration of the intestinal barrier and reduced histology severity score, lower levels of inflammatory cytokines and reduced disease activity. We anticipate initiating a Phase 1 clinical trial of SZN-1326 in healthy volunteers in 2022, followed by a Phase 1b trial of SZN-1326 in patients with UC, a type of IBD, in 2023.

Our second product candidate, SZN-043, is being developed as a novel treatment for severe liver diseases, including severe AH, and utilizes our proprietary SWEETS technology. Severe AH is a disease with a 90-day mortality rate of 30% and has an estimated incidence of 100,000 patients in the United States annually. In severe AH, damage to hepatocytes due to excessive alcohol use leads to jaundice, inflammation, impaired blood coagulation and increased risk of infections that may impact other organs such as the kidneys, brain and gastrointestinal system. We have designed SZN-043 to modulate naturally occurring Wnt signaling that is specifically targeted to hepatocytes. We have shown in preclinical models of liver injury that SZN-043 selectively and transiently stimulates hepatocyte proliferation and maturation and restores liver function as measured by plasma ammonia and liver enzyme tests. The selectivity of SZN-043 is achieved through the inclusion of an antibody binding to ASGR1 that is solely expressed on hepatocytes. We anticipate initiating a Phase 1 clinical trial of SZN-043 in healthy volunteers and in patients with impaired liver function in 2022, followed by a Phase 1b trial of SZN-043 in patients with severe AH in 2023.

Our Research Programs

By leveraging our scientific capabilities and approach, we have identified more than 20 potential tissue types to explore. In our most advanced research programs, we are developing potential therapeutics for ocular diseases such as age-related macular degeneration, or AMD, and diabetic retinopathy. Genetic studies in the literature have identified that the Wnt signaling pathway is critical for maintenance of healthy retinal blood vessels. We have shown that activation of Wnt-pathway signaling can potentially reverse vascular damage through a mechanism that is distinct from the mechanisms of currently approved therapeutics that target angiogenesis. We also have identified the potential for regeneration of retinal pigment epithelium, or RPE, an important cell type in the retina. RPE cells are required for maintenance and viability of photoreceptors and as such are a potential target for the treatment of dry AMD. We are also assessing the potential to drive tissue repair in conditions such as hearing loss and diseases resulting in tissue injury to organs including the cornea, lacrimal gland, lung and kidney. The chart below represents a summary of our research programs:

Figure 4. Our current research programs

Our People

Our people are the most important strength of our company. We have assembled a diverse group of experienced executives, scientists, engineers and operators that consist of:

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Experienced Company Builders. Craig Parker, our President and Chief Executive Officer, has extensive experience in the science and business of building companies in the biotechnology industry. He was previously Senior Vice President of Corporate Development at Jazz Pharmaceuticals and held similar executive positions at Geron Corporation, Human Genome Sciences (acquired by GSK), Proteolix (acquired by Onyx) and Immunex (acquired by Amgen). He is a member of the Scientific Advisory Board of the Life Sciences Institute at the University of Michigan and previously served as a director of Xcyte Therapies and vTv Therapeutics. Our Chief Financial Officer, Charles Williams, has extensive experience at multiple public companies across various leadership positions in strategy, operations, finance and corporate development, and was previously at Jazz Pharmaceuticals, MAP Pharmaceuticals (acquired by Allergan), and CV Therapeutics (acquired by Gilead).

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Accomplished Scientific Leadership. Our team consists of discovery scientists along with a team of drug developers experienced in advancing drug product candidates through the drug development process. Our Chief Medical Officer, Trudy Vanhove, MD, PhD, was Vice President of Medical Affairs and, subsequently, Vice President Search and Evaluation at Jazz Pharmaceuticals before joining Surrozen. Before joining Jazz, she led clinical development in different therapeutic areas at NeurogesX, XOMA and Abbott, resulting in several successful U.S. and European Union, or EU, regulatory approval filings. Our Chief Scientific Officer, Wen-Chen Yeh, MD, PhD, was previously at Amgen, where he led research teams in a variety of disease indications including inflammation, diabetes, dyslipidemia and cardiovascular disease. At Amgen, Dr. Yeh helped advance multiple programs towards clinical trials. Our Senior Vice President of Biology, Yang Li, Ph.D., was previously at Amgen, where he advanced multiple programs into the clinic in a variety of disease indications. Collectively, our scientific team are authors or co-authors on over 200 scientific publications.

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Founders and Scientific Advisory Board. We are supported by our founders and Scientific Advisory Board, which includes world class researchers who have made seminal discoveries in Wnt biology and have successfully collaborated prior to their involvement with our company. Dr. Varmus, a member of our board of directors and our Scientific Advisory Board, is a co-recipient of the 1989 Nobel Prize in Physiology or Medicine for studies on the genetic basis of cancer. Dr. Nusse was recently awarded the 2017 Breakthrough Prize in Life Sciences and the 2020 Canada Gairdner International Award for Biomedical Research for his continued pioneering work on the Wnt signaling pathway. Our Co-Founder, Dr. Hans Clever, was awarded the 2013 Breakthrough Prize in Life Sciences for his work describing the role of Wnt signaling in tissue stem cells and cancer.

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Board of Directors and Investors with Shared Long-Term Vision. Our board of directors is composed of renowned company builders, operators, leaders, scientists, drug developers and investors with experience across a diverse array of companies. This team is supported by investors who share our long-term vision around building the leading company in Wnt biology, including The Column Group, a recognized leader in early-stage biotechnology venture investing.

Our Strategy

Our strategy is to develop a portfolio of product candidates that can repair tissue damage and regenerate functional tissues for a variety of diseases. Consistent throughout our strategy is our goal to activate Wnt signaling only within targeted diseased tissue, focusing on severe diseases, and mimicking the self-limiting physiologic repair process. We plan to achieve this goal by:

•	continuing to build on our pioneering research, insights and intellectual property in Wnt pathway modulation;

•	developing SZN-1326 for the treatment of moderate to severe IBD;

•	developing SZN-043 for treatment of severe AH;

•	developing novel product candidates and expanding our platform technologies to further our leading position in developing the Wnt signaling pathway modulators; and

•	pursuing strategic alliances to maximize the full potential of our pipeline.

Risks Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors.” The following is a summary of the principal risks we face:

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We are a preclinical stage biopharmaceutical company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability, which could result in a decline in the market value of our common stock. In addition, we may be unable to continue as a going concern.

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Our lead product candidates, SZN-1326 and SZN-043, are in preclinical development and have never been tested in humans. Our product candidates may fail in clinical development or suffer delays that materially and adversely affect their commercial viability. If either SZN-1326, SZN-043, or any future product candidate is ever tested in humans, it may not demonstrate the safety, purity and potency, or efficacy, necessary to become approvable or commercially viable.

•	We may not be successful in applying our Wnt therapeutics platform to build a pipeline of product candidates.

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We face competition from entities that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel treatments and therapeutic platforms. If these companies develop therapeutics or product candidates more rapidly than we do, or if their therapeutics or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.

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We will need substantial additional funds to advance development of product candidates and our Wnt therapeutics platform, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or potential future product candidates.

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Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize SZN-1326, SZN-043, or potential future product candidates.

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We rely, and expect to continue to rely, on third parties to conduct the preclinical and clinical trials for our product candidates, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials or failing to comply with applicable regulatory requirements.

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The manufacturing of our product candidates is complex. We and our third-party manufacturers may encounter difficulties in production. If we encounter any such difficulties, our ability to supply our product candidates for clinical trials or, if approved, for commercial sale, could be delayed or halted entirely.

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Even if any of our product candidates is approved for marketing and commercialization in the future, we may be unable to develop sales, marketing and distribution capabilities on our own or enter into agreements with third parties to perform these functions on acceptable terms.

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If we are unable to obtain or protect intellectual property rights related to our technology and current or future product candidates, or if our intellectual property rights are inadequate, we may not be able to compete effectively.

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If we fail to comply with our obligations under any license, collaboration or other intellectual property-related agreements, we may be required to pay damages and could lose intellectual property rights that may be necessary for developing, commercializing and protecting our current or future technologies or product candidates or we could lose certain rights to grant sublicenses.

•	Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

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Our business, operations and clinical development plans and timelines could be adversely affected by the effects of health epidemics, including the recent COVID-19 pandemic, on the manufacturing, preclinical studies, clinical trial and other business activities performed by us or by third parties with whom we conduct business.

Corporate Information

We were incorporated under the laws of the state of Delaware in August 2015 under the name Surrozen, Inc. Our principal executive offices are located at 171 Oyster Point Blvd., Suite 400, South San Francisco, California 94080. Our telephone number is (650) 489-9000. Our website address is www.surrozen.com.

Trademarks and Service Marks

Surrozen, the Surrozen logo and our other common law trade names, trademarks or service marks appearing herein are the property of Surrozen, Inc. Trade names, trademarks and service marks of other companies appearing herein are the property of their respective owners. Solely for convenience, trademarks and trade names referred to herein may appear without the ™ symbol.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Business Description and Risk Factors contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations and statements that are necessarily dependent upon future events are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements include, but are not limited to, statements about:

•	estimates of our total addressable market, future revenue, expenses, capital requirements and our needs for additional financing;

•	the initiation, cost, timing, progress and results of research and development activities, preclinical or and clinical trials with respect to SZN-1326, SZN-043, and potential future drug candidates;

•	our ability to identify, develop and commercialize drug candidates;

•	our ability to advance SZN-1326, SZN-043, or other future product candidates into, and successfully complete, preclinical studies and clinical studies;

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our ability to obtain and maintain regulatory approval of SZN-1326, SZN-043, or other future product candidates, and any related restrictions, limitations and/or warnings in the label of an approved drug candidate;

•	our ability to develop and expand our drug discovery and development capabilities;

•	our ability to identify product candidates;

•	our ability to obtain funding for our operations;

•	our ability to obtain and maintain intellectual property protection for our technology and any of our product candidates;

•	our ability to successfully commercialize any of our product candidates;

•	the rate and degree of market acceptance of any of our product candidates;

•	regulatory developments in the United States and international jurisdictions;

•	potential liability lawsuits and penalties related to our technology, our product candidates and our current and future relationships with third parties;

•	our ability to attract and retain key scientific and management personnel;

•	our ability to effectively manage the growth of our operations;

•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately under those arrangements;

•	our ability to compete effectively with existing competitors and new market entrants;

•	potential effects of extensive government regulation;

•	our financial performance;

•	our expectation regarding the time during which we will be an emerging growth company under the JOBS Act; and

•	the volatility of the trading price of our common stock.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained herein primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operation, business strategy and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and elsewhere herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on us. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date hereof. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made herein to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments. We qualify all of our forward-looking statements by these cautionary statements.

BUSINESS

Overview

Our mission is to transform the treatment of serious disease by fully exploiting the Wnt pathway. We believe that modulation of the Wnt pathway, the body’s own mechanism for tissue repair, has the potential to provide clinical benefit in a broad range of acute and chronic diseases that are characterized by loss of tissue structure and function.

We are discovering and developing biologic drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. Building upon the seminal work of our founders and scientific advisors who discovered the Wnt gene and key regulators of the Wnt pathway, we have made breakthrough discoveries that we believe, based on our preclinical studies, have the potential to overcome previous limitations in harnessing the potential of Wnt biology–namely, the lack of specificity of Wnt proteins. These breakthroughs enable us to rapidly and flexibly design tissue-targeted therapeutics that modulate Wnt signaling. As a result of our discoveries, we are pioneering the selective activation of Wnt signaling, designing and engineering Wnt pathway mimetics, and advancing tissue-specific Wnt candidates. Our lead product candidates are multi-specific, antibody-based therapeutics that mimic the roles of naturally occurring Wnt or R-spondin proteins, both of which are involved in activation of the Wnt pathway. Given Wnt signaling is essential in tissue maintenance and regeneration throughout the body, we have the potential to target a wide variety of severe diseases, including certain diseases that afflict the intestine, liver, retina, cornea, lung, kidney, cochlea, skin, pancreas and central nervous system. In each of these areas, we believe our approach has the potential to change the treatment paradigm for the disease and substantially impact patient outcomes. Our strategy is to exploit the full potential of Wnt signaling by identifying disease states responsive to Wnt modulation, design tissue-specific therapeutics, and advance candidates into clinical development in targeted indications with high unmet need. Our unique approach and platform technologies have led to the discovery and advancement of two lead product candidates. We are currently conducting preclinical studies and plan to initiate a Phase 1 clinical trial in 2022 for SZN-1326, our candidate in development for moderate to severe inflammatory bowel disease, or IBD, with ulcerative colitis, or UC, as our first proposed indication. Furthermore, we plan to initiate a Phase 1 clinical trial in 2022 for SZN-043, our candidate in development for severe alcoholic hepatitis, or AH. We expect to nominate additional lead candidates and advance them into the clinic in 2023 and beyond.

Fundamental Importance of the Wnt Pathway and Our Founders’ Roles in Its Discovery

The Wnt pathway holds significant therapeutic promise in view of its ability to regulate stem cell renewal, proliferation, and differentiation, and its central role in tissue regeneration. Over the past 30 years our founders and advisors have helped establish the fundamental importance of the Wnt pathway in tissue regeneration. Each has been on the forefront of the Wnt signaling pathway research, and their discoveries are the foundation of our approach to therapeutic development.

Wnt proteins exert a wide variety of effects on target cells during development. Fundamentally, Wnts are growth stimulatory factors that promote cell proliferation. Compared to other growth factors, two distinctive aspects of Wnt proteins are their lack of specificity and their ability to give shape to growing tissues while inducing cells to proliferate, acting in the process as directional growth factors. Wnt signals can instruct new cells in such a way that organized body plans are generated. Moreover, Wnt proteins employ a number of receptor isoforms and sub-families, generating an array of combinatorial Wnt signaling critical for correctly shaping tissues during development, maintaining tissue architecture in adult life, and repairing tissue injury.

Dr. Roel Nusse and Dr. Harold Varmus discovered the first Wnt gene in 1982. Wnt signaling has now been shown to be critical to many essential normal functions. Dr. Nusse is a founder of our company and Scientific Advisory Board member, and Dr. Varmus is a member of our Board of Directors and of our Scientific Advisory Board.

Past Limitations in Targeting the Wnt Pathway for Drug Discovery

Although modulation of Wnt signaling has held significant promise for decades, a number of characteristics of Wnt signaling have created obstacles to conventional protein therapeutic approaches. The key obstacles to drug development targeting the Wnt signaling pathway are described below:

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Potent Pathway Activation: While the activity of naturally occurring Wnt pathway agonists is well established, previous attempts to engineer synthetic Wnt and R-spondin ligands have not, to our knowledge, resulted in selective, potent activation of Wnt signaling.

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Selectivity: Naturally occurring Wnt ligands are not selective in their interactions. The same lack of selectivity is observed with naturally occurring R-spondin ligands and their interactions with the cell surface receptors. Moreover, components of the Wnt signaling pathway, which can be targeted with small molecules, are widely expressed and therefore cannot be selectively targeted.

•	Manufacturing: Wnt ligands are highly hydrophobic, making them difficult to express, solubilize and purify and therefore difficult to manufacture.

Our Wnt Therapeutics Platform

Our Scientific Capabilities

We believe that our breakthrough discoveries and technologies will enable us to overcome the challenges facing drug developers targeting the Wnt pathway. We believe we are potentially the first developer to manufacture synthetic, soluble Wnt mimetics. To date, we have developed potent, selective and manufacturable Wnt and R-spondin mimetics that are designed to replicate the role of naturally occurring Wnt and R-spondin proteins. In pursuit of our goal to develop a portfolio of Wnt product candidates that can repair tissue damage and regenerate functional tissues for patients, we are continuing to expand our platform through the development of novel technologies and capabilities required to research, develop, manufacture and ultimately commercialize therapeutic products that address unmet medical needs. Our core capabilities are described below:

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Wnt Biology Expertise: We have established a deep understanding of the Wnt pathway and its role in disease biology and have invested significantly in our people and technologies that enable us to selectively modulate Wnt signaling. Our research and development organization is led by world class scientists. We have partnered with key thought leaders in the field, including those on our Scientific Advisory Board, and have developed significant expertise in various areas of biology relevant to the Wnt signaling pathway.

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Proprietary Antibody Discovery and Research Technologies: We have developed proprietary antibody discovery capabilities that have led to the discovery of two initial antibody technologies that enable us to potently and selectively modulate the Wnt pathway. Our SWAP (Surrozen Wnt signal Activating Protein) technology enables the design and development of Wnt-mimetics, and our SWEETS (Surrozen Wnt signal Enhancers Engineered for Tissue Specificity) technology enables the design and development of R-spondin mimetics. Importantly, our approach provides a flexible and robust platform that has generated multiple antibodies that possess either tissue or cell selectivity based on preclinical studies.

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Additional Novel Wnt Modulating Technologies: We have developed and filed patent applications for additional Wnt modulating antibody technologies, and are committed to continuously integrating new insights, tools, technologies and capabilities to apply to additional diseases and areas.

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Genetic Mapping of Wnt Signaling: The role of Wnt signaling in disease and the differential expression of genes involved in Wnt signaling have not been well characterized across many disease states. We isolate RNA for gene expression to identify potential deficiencies in Wnt signaling in specific diseases. Through our genetic mapping, we have increased our understanding of Wnt biology in numerous diseases and Wnts’ involvement in diseases that had previously not been well-characterized.

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Protein Science Capabilities: We have invested in building capabilities in key areas of antibody discovery which include: in vitro and in vivo binder discovery, antibody optimization including humanization, structural biology, cell line construction, upstream and downstream process development and purification, bioanalytical characterization, developability assessments including stability and formulatability. These capabilities enable discovery of novel structures and sequences and optimization for pharmacokinetics, potency, selectivity, manufacturability and other drug-like properties.

Our Scientific Approach

By combining our Wnt biology expertise with our proprietary technologies and capabilities, we have been able to establish a broad array of therapeutic opportunities. Our approach includes:

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Identifying and characterizing areas where Wnt biology is critical to tissue structure and function. To date, we have investigated the importance of Wnt signaling in over 20 different tissue types and have prioritized over 10 tissue types for further exploration, with a plan to continue to expand our efforts.

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Prioritizing disease opportunities where there is significant evidence based on our proprietary model systems and tool compounds that Wnt activation could play a role in tissue repair in severe disease.

•	Focusing efforts and investments in diseases where the strength of our capabilities can potentially address key limitations of existing therapeutic approaches.

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Seeking to limit or eliminate the potential oncogenic risk from Wnt pathway activation through our selective activation in the target disease tissue, our focus on severe disease and limited treatment exposure, and mimicking a physiologic repair process that is self-limiting. In preclinical studies, we have observed diseased tissue responses to Wnt signaling while we have observed little or no activity in healthy and non-targeted tissue, and there has been no significant evidence of hyperplasia or dysplasia.

Our Technologies

Our two initial proprietary technologies, SWAP and SWEETS, enable us to potently and selectively modulate Wnt signaling through the generation of Wnt and R-spondin mimetics. Using these technologies, we design and develop antibodies that modulate Wnt signaling. Product candidates generated by these technologies have demonstrated the ability to repair tissue damage in multiple preclinical models including colitis and liver injury. We have developed specific candidate molecules for each disease area that have been developed based on the associated tissue biology, the role of Wnt signaling in disease versus normal tissue, and a functional assessment of our candidate molecules.

Our SWAP and SWEETS technologies focus on key regulators of Wnt signaling, Wnt proteins and R-spondins.

Wnt Activation: SWAP (Surrozen Wnt signal Activating Protein)

Our SWAP molecules are designed to mimic the activity of naturally occurring Wnt proteins. They are bispecific full-length human (IgG) antibodies that, like Wnt proteins, directly activate the Wnt-signaling pathway in target tissue by binding to two of its natural co-receptors, Fzd and Lrp. With our SWAP technology, we combine Fzd and Lrp antibody-binding domains into bispecific antibodies to selectively activate Wnt signaling. We have generated and validated a broad library of SWAPs that have successfully activated Wnt-signaling in vivo. Our initial product candidate, SZN-1326, utilizes our SWAP technology and is designed to activate the Wnt pathway in injured tissue where certain Fzd receptors are expressed and the natural Wnt ligand is disturbed.

Key characteristics of our SWAP technology include:

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Potency: Our Wnt mimetics are multivalent, designed to bind one or more Fzd receptors and one or more Lrp receptors. We demonstrated that the ability to bind to one or more receptors leads to highly potent Wnt signal activation as compared to a protein that can only bind to one Lrp receptor and one Fzd receptor.

•	Selectivity: Our antibody-based proteins are capable of selective binding to individual Fzd and Lrp receptor isoforms and selective isoform binding has the potential to confer tissue selectivity.

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Manufacturability: Our antibody platform is designed to produce molecules with properties suitable for manufacturing and to overcome the challenges of Wnt protein derivates. Unlike our antibodies, Wnt proteins are highly hydrophobic, making them difficult to express, solubilize and purify.

Dr. Christopher Garcia, a Howard Hughes Medical Institute Investigator and one of our founders, enabled our SWAP approach through the discovery of surrogate Wnt agonists. His surrogate ligands were water soluble, consisted of two domains, and provided the building blocks for our SWAP technology.

Subsequent discoveries made at Surrozen improved on the potency and selectivity of the surrogate ligands discovered by Dr. Garcia. Our technology allows for targeting of Fzd and Lrp receptors, and we believe we can identify an optimized ratio of Fzds and Lrps required to activate Wnt signaling. We have also discovered that binding two different Fzds together with Lrp leads to efficient Wnt signal activation. Figure 1 below compares natural Wnt signaling to how our SWAP product candidates engage receptors on the cell surface to trigger Wnt signal activation.

Figure 1. Like endogenous Wnt (left side), our SWAP technology activates Wnt signaling by binding specific Fzd and Lrp receptors (right side)

Wnt Amplification: SWEETS (Surrozen Wnt signal Enhancer Engineered for Tissue Specificity)

Our SWEETS molecules are designed to amplify the body’s response to naturally occurring Wnt proteins. They are antibody-based molecules that, like R-spondin, enhance Wnt signaling by stabilizing Fzd receptors. Our SWEETS molecules are designed to modify the specificity of R-spondin activity such that it can be directed to a cell surface antigen of our choosing. Our SWEETS molecules consist of a full-length antibody fusion protein in which an antibody-binding domain of one of these antigens is combined with an R-spondin derivative. SZN-043 is our initial product candidate to utilize our SWEETS technology and is designed to selectively amplify the Wnt pathway in hepatocytes, the most abundant type of liver cell.

R-spondin may be beneficial in adult tissue repair, particularly in situations where naturally occurring Wnt ligands are present but signaling is insufficient to repair tissue damage. One major challenge facing drug developers targeting the Wnt pathway in harnessing R-spondin-based Wnt amplification has been limiting R-spondin’s effects to a specific tissue of interest, which we believe we have overcome through:

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Reducing non-specific binding. Naturally occurring R-spondins are dependent on E3 ligases and leucine-rich repeat-containing G-protein coupled receptors, or LGRs for activity. LGRs are widely expressed and result in R-spondins activating Wnt signaling in a broad variety of tissues. Based on preclinical studies, we have been able to eliminate the requirement for LGR binding through substitution of binding to different cell surface receptors; and

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Targeting specific cell types. We have designed multiple antibodies targeted to several cell surface receptors. Based on preclinical studies, these antibodies have demonstrated specificity to multiple tissues and cell lineages. The engineered antibodies specifically upregulated Wnt-signaling with greater tissue specificity than non-targeted controls and stimulated proliferation.

Figure 2 below illustrates the effect of Fzd (and Lrp) stabilization on promoting Wnt signaling. On the left side of the image, unbound E3 ligases induce ubiquitination and internalization of Fzd receptors, leading to disruption of Wnt signaling. With our SWEETS technology, we have demonstrated tissue-targeted binding and sequestration of E3 ligases leading to the stabilization of Fzd and Lrp and potentiation of Wnt signaling. With our SWEETS technology, we have been able to affect tissue-targeted binding and inhibition of E3 ligase promoted degradation of Fzd, leading to the promotion of Wnt signaling.

Figure 2. Our SWEETS technology leads to amplification of the Wnt signaling pathway by inhibition of Fzd degradation by the E3 ligase/proteasome pathway. Specificity of SWEETS binding is driven by an antigen-binding domain that can be targeted to specific cell surface protein

Our Product Candidates and Research Programs

We believe that both our SWAP and SWEETS technologies have the potential to generate a portfolio of product candidates that can harness the tissue repair activity of the Wnt pathway for a broad spectrum of severe diseases.

The chart below represents a summary of our wholly-owned product candidates:

Figure 3. Lead programs SZN-1326, a SWAP in development for the treatment of moderate to severe IBD, and SZN-043, a SWEETS in development for the treatment of severe AH

Our first product candidate, SZN-1326, is being developed as a novel treatment for moderate to severe IBD, with UC as our first proposed indication, and utilizes our proprietary SWAP technology to activate Wnt signaling. Wnt signaling plays a critical role in intestinal epithelial turnover and normal function. Abnormal signaling has been observed in patients with IBD and restoration of normal signaling is believed to play a role in the repair of damaged intestinal epithelial cells in IBD. SZN-1326 targets Fzd 5, Fzd 8 and Lrp 6 to activate Wnt signaling. We have observed that Fzd 5, Fzd 8, and Lrp 6 are expressed in the large bowel epithelium of UC tissue samples and that Fzd 5 is the most abundant, representing an attractive target for our therapeutic approach. IBD affects an estimated two million patients in the United States and is caused by damage to the intestinal barrier and an enhanced inflammatory response, which further exacerbates tissue damage. Second line biologics in ulcerative colitis represent approximately a $4 billion market in the United States, and there is a potential expand to moderate to severe Crohn’s Disease which represents a second line market of approximately over $7 billion in the United States. SZN-1326 is designed to activate Wnt-pathway signaling in intestinal epithelial cells. In multiple mouse models of IBD, SZN-1326 stimulated intestinal epithelial regeneration, characterized by restoration of the intestinal barrier and reduced histology severity score, lower levels of inflammatory cytokines and reduced disease activity. We anticipate initiating a Phase 1 clinical trial of SZN-1326 in healthy volunteers in 2022, followed by a Phase 1b trial of SZN-1326 in patients with UC, a type of IBD, in 2023.

Our second product candidate, SZN-043, is being developed as a novel treatment for severe liver diseases, including severe AH, and utilizes our proprietary SWEETS technology. Severe AH is a disease with a 90-day mortality rate of 30% and has an estimated incidence of 100,000 patients in the United States annually. In severe AH, damage to hepatocytes due to excessive alcohol use leads to jaundice, inflammation, impaired blood coagulation and increased risk of infections that may impact other organs such as the kidneys, brain, and gastrointestinal system. We have designed SZN-043 to modulate naturally occurring Wnt signaling that is specifically targeted to hepatocytes. We have shown in preclinical models of liver injury that SZN-043 selectively and transiently stimulates hepatocyte proliferation and maturation, and restores liver function as measured by plasma ammonia and liver enzyme tests. The selectivity of SZN-043 is achieved through the inclusion of an antibody binding to ASGR1 that is solely expressed on hepatocytes. We anticipate initiating a Phase 1 clinical trial of SZN-043 in healthy volunteers and in patients with impaired liver function in 2022, followed by a Phase 1b trial of SZN-043 in patients with severe AH in 2023.

Our Research Programs

By leveraging our scientific capabilities and approach, we have identified more than 20 potential tissue types to explore. In our most advanced research programs, we are developing potential therapeutics for ocular diseases such as age-related macular degeneration, or AMD, and diabetic retinopathy. Genetic studies in the literature have identified that the Wnt signaling pathway is critical for maintenance of healthy retinal blood vessels. We have shown that activation of Wnt-pathway signaling can potentially reverse vascular damage through a mechanism that is distinct from the mechanisms of currently approved therapeutics that target angiogenesis. We also have identified the potential for regeneration of retinal pigment epithelium, or RPE, an important cell type in the retina. RPE cells are required for maintenance and viability of photoreceptors and as such are a potential target for the treatment of dry AMD. We are also assessing the potential to drive tissue repair in conditions such as hearing loss and diseases resulting in tissue injury to organs including the cornea, lacrimal gland, lung and kidney. The chart below represents a summary of our research programs:

Figure 4. Our current research programs

Our People

Our people are the most important strength of our company. We have assembled a diverse group of experienced executives, scientists, engineers and operators that consist of:

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Experienced Company Builders. Craig Parker, our President and Chief Executive Officer, has extensive experience in the science and business of building companies in the biotechnology industry. He was previously Senior Vice President of Corporate Development at Jazz Pharmaceuticals and held similar executive positions at Geron Corporation, Human Genome Sciences (acquired by GSK), Proteolix (acquired by Onyx) and Immunex (acquired by Amgen). He is a member of the Scientific Advisory Board of the Life Sciences Institute at the University of Michigan and previously served as a director of Xcyte Therapies and vTv Therapeutics. Our Chief Financial Officer, Charles Williams, has extensive experience at multiple public companies across various leadership positions in strategy, operations, finance and corporate development, and was previously at Jazz Pharmaceuticals and CV Therapeutics (acquired by Gilead).

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Accomplished Scientific Leadership. Our team consists of discovery scientists along with a team of drug developers experienced in advancing drug product candidates through the drug development process. Our Chief Medical Officer, Trudy Vanhove, MD, PhD, was Vice President of Medical Affairs and, subsequently, Vice President Search and Evaluation at Jazz Pharmaceuticals before joining Surrozen. Before joining Jazz, she led clinical development in different therapeutic areas at NeurogesX, XOMA and Abbott, resulting in several successful U.S. and European Union, or EU, regulatory approval filings. Our Chief Scientific Officer, Wen-Chen Yeh, MD, PhD, was previously at Amgen, where he led research teams in a variety of disease indications including inflammation, diabetes, dyslipidemia and cardiovascular disease. At Amgen, Dr. Yeh helped advance multiple programs towards clinical trials. Our Senior Vice President of Biology, Yang Li, Ph.D., was previously at Amgen, where he advanced multiple programs into the clinic in a variety of disease indications. Collectively, our scientific team are authors or co-authors on over 200 scientific publications.

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Founders and Scientific Advisory Board. We are supported by our founders and Scientific Advisory Board which includes world class researchers who have made seminal discoveries in Wnt biology and have successfully collaborated prior to their involvement with our company. Dr. Varmus, a member of our board of directors and our Scientific Advisory Board, is a co-recipient of the 1989 Nobel Prize in Physiology or Medicine for studies on the genetic basis of cancer. Dr. Nusse was recently awarded the 2017 Breakthrough Prize in Life Sciences and the 2020 Canada Gairdner International Award for Biomedical Research for his continued pioneering work on the Wnt signaling pathway. Our Co-Founder, Dr. Hans Clever, was awarded the 2013 Breakthrough Prize in Life Sciences for his work describing the role of Wnt signaling in tissue stem cells and cancer.

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Board of Directors and Investors with Shared Long-Term Vision. Our board of directors is composed of renowned company builders, operators, leaders, scientists, drug developers and investors with experience across a diverse array of companies. This team is supported by investors who share our long-term vision around building the leading company in Wnt biology, including The Column Group, a recognized leader in early-stage biotechnology venture investing.

Our Strategy

Our strategy is to develop a portfolio of product candidates that can repair tissue damage and regenerate functional tissues for a variety of diseases. Consistent throughout our strategy is our goal to activate Wnt signaling only within targeted diseased tissue, focusing on severe diseases, and mimicking the self-limiting physiologic repair process. We plan to achieve this goal by:

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Continuing to build on our pioneering research, insights and intellectual property in Wnt pathway modulation. Our scientific capabilities and approaches are built upon the groundbreaking work of our academic co-founders and have been developed further by our experienced team. We consider ourselves to be pioneers in the selective modulation of the Wnt signaling pathway and intend to utilize our proprietary insights into Wnt biology and our proprietary technologies to further advance our research and exploration of its therapeutic potential.

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Developing SZN-1326 for the treatment of moderate to severe IBD. We have shown that SZN-1326 leads to rapid repair of tissue damage and functional improvements in mouse models of IBD. We intend to initially develop SZN-1326 in patients with UC and then expand into the treatment of other intestinal diseases including CD. We anticipate initiating a Phase 1 clinical trial of SZN-1326 in 2022.

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Developing SZN-043 for the treatment of liver disease. We have shown that SZN-043 selectively stimulates hepatocyte proliferation and leads to improvement of liver function in multiple animal models of liver injury. We intend to develop SZN-043 in patients with severe AH. We believe that the mechanism of SZN-043 has the potential to bring therapeutic benefit to patients with liver disease beyond our initial indication of severe AH. We anticipate initiating a Phase 1 clinical trial of SZN-043 in healthy volunteers and in patients with impaired liver function in 2022.

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Developing novel product candidates and expanding our platform technologies to further our leading position in developing the Wnt signaling pathway modulators. Wnt signaling is critical in tissue regeneration throughout the body, including in intestine, liver, lung, retina, kidney, cochlea, cornea, skin, pancreas and central nervous system. Our research suggests that SWAP and SWEETS will provide us with the opportunity to generate tissue-specific modulators of Wnt signaling. We have generated libraries of Wnt and R-spondin receptor binders that have helped us create a broad portfolio of product candidates. We have developed and filed patent applications for additional Wnt modulating antibody technologies and are committed to continuously applying new insights, tools, technologies and capabilities to additional diseases and areas and adding to our platform technologies and pipeline.

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Pursuing strategic alliances to maximize the full potential of our pipeline. The importance of the Wnt signaling pathway and the potential therapeutic applications of Wnt pathway mimetics are expected to provide us with an abundance of product candidates. We believe this generates an exciting opportunity to enter into strategic alliances to accelerate product development and maximize commercial potential.

Wnt Signaling Pathway—A Central Regulator of Tissue Regeneration

As gatekeepers for the maintenance of stem cells and functions, prior attempts at modulating Wnt signaling in a tissue-specific manner were hampered by an absence of drug-like properties. Through our technologies, we can modulate Wnt signaling with antibodies, which could open the door for the development of a new classes of drugs with the ability to repair and regenerate damaged tissues.

Signaling through the Wnt pathway can stimulate cell proliferation as well as control cell differentiation and movement. Cell-to-cell communication is needed during embryonic development and Wnt signaling is essential for development to proceed properly. In both embryonic stem cells and pluripotent stem cells, the Wnt pathway has a dual role in both promoting the self-renewal properties of stem cells and driving the differentiation of stem cells that have been primed to differentiate. In adults, Wnt has a critical role in promoting proliferation and stem cell renewal in multiple tissues. Maintenance of the intestinal surface or epithelium homeostasis, for example, is dependent on Wnt signaling. Wnt signaling is also important for bone formation, retina development and function, liver regeneration and renewal of cells in the lung and pancreas among other tissues.

We believe that several characteristics of the Wnt signaling pathway make this pathway attractive for drug development:

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Broad potential for therapeutic intervention. Signaling through the Wnt pathway is critical in cell fate determination in tissues throughout the body. Aberrant Wnt signaling underlies a broad range of pathologies in humans. In some cases, such as in certain rare bone diseases, mutations in the Wnt signaling pathway are the cause of the disease. Mutations in Wnt signal pathway components are also associated with retina vessel disorders such as Norrie disease and familial exudative vitreoretinopathy, or FEVR, tooth development disorders, and metabolic diseases including diabetes. Preclinical model studies have shown that Wnt signaling is instrumental for liver regeneration, intestine epithelium turnover and injury repair, and plays a role in maintaining residential stem cells in many more adult tissues including lung, kidney, cochlea, skin and the central nervous system. Wnt signaling is also important for blood-brain barrier, or BBB, development and is implicated in BBB breakdown under various CNS conditions.

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Common activation mechanism across Wnt proteins. There are 19 Wnt protein genes in the human genome and the genomes of other mammals. Most Wnt proteins bind interchangeably to the 10 different Fzd receptors with little discrimination. Genetic knockouts in mice have shown that individual Wnt protein genes have distinct functions. The differences in biological functions likely arise from discrete localized expression and the relative insolubility of Wnt proteins which limits migration from the site of synthesis. On the other hand, when it comes to biochemical signaling, the different Wnt proteins have very similar activities upon target cells. This, in turn, implies that the same therapeutic approach could be used to address multiple diseases.

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Multiple modulators of activity. Multiple modulators of the Wnt signaling pathway have been identified that activate, amplify, dampen or inhibit the pathway’s activity and limit the potential consequences of either over-activation or inhibition of Wnt signaling. These modulators can serve both as direct targets for therapeutic intervention and as examples of how novel therapeutics could be developed that mimic their action.

The low solubility of Wnt proteins due to the required fatty acid modification limits the ability of natural Wnt proteins themselves to be developed as therapeutic agents. The lack of solubility of Wnt proteins makes them difficult to purify, difficult to formulate into an easily administered drug and difficult to deliver to various tissues in the body. In contrast, we have developed technologies enabling us to develop activators and amplifiers of Wnt signaling and which avoid the low solubility of natural Wnt proteins. These technologies trigger the Wnt pathway to act in a transient manner by mimicking the binding of Wnt proteins and other regulators of the pathway. Our goal is to use our technologies to develop therapeutics that can modulate the naturally occurring Wnt response and promote healing.

Our Wnt Therapeutics Platform

We have discovered two proprietary technologies of modulators of Wnt signaling: SWAP and SWEETS. We have designed and continue to design antibodies that modulate the Wnt signaling pathway by acting as mimetics of either Wnt protein or one of its regulators, R-spondin. Product candidates generated by our technologies have demonstrated the ability to repair tissue damage in multiple preclinical models including IBD and acute liver injury. We were able to select a specific candidate molecule and technology for each disease area based on tissue biology, profile of Wnt signaling in disease versus normal, and functional test of molecules. We are advancing two of these candidates, SZN-1326 and SZN-043, into clinical development.

Wnt Activation: SWAP

The Wnt pathway is equipped with binding sites for two receptors found on the surface of cells that can be triggered by Wnt protein. Binding to just one of these two receptors does not cause activation of the Wnt pathway. But when Wnt protein simultaneously binds to both receptors, this pair of interactions activates several intracellular signaling pathways, as can be seen in Figure 5 below. The two Wnt receptors are called frizzled, or Fzd, and low-density lipoprotein receptor-related protein 5 or 6, or Lrp 5/6. Fzd is an integral membrane protein that binds to Wnt protein, in part, through the fatty acid posttranslational modification on the Wnt protein. The second receptor, Lrp 5/6, contains an intracellular domain that is chemically modified by Wnt-protein-induced receptor dimerization to initiate the Wnt signaling pathway cascade in cells.

Figure 5. Like endogenous Wnt (left side), our SWAP technology activates Wnt signaling by binding specific Fzd and Lrp receptors (right side)

Published work by Dr. Christopher Garcia, one of our founders and Scientific Advisory Board members, showed that Wnt signaling could be induced by identifying non-Wnt proteins capable of selectively binding to Fzd and Lrp and linking these binding domains together. These non-Wnt proteins led to an activation of Wnt signaling that in many ways was indistinguishable from that induced by Wnt itself. Furthermore, these non-Wnt proteins were soluble and did not require posttranslational modification with fatty acid for activity. These observations revealed the opportunity to develop Wnt-mimetic therapeutics freed from the burden of containing a fatty acid, which decreases their solubility. There was no apparent restriction on the type of interacting domains that could be used to create these molecules. Several categories of molecules, including domains from natural proteins, artificial protein binding domains, and antibodies were all found to be able to function as binding domains for Fzd or Lrp.

We have focused our efforts developing antibody-binding domains that independently bind to Fzd and to Lrp. Antibody-binding domains provide a potential advantage over other binding domains due to the ability to identify domains with high potency and with high specificity in addition to the maturing manufacturing process. We have identified antibody-binding domains capable of distinguishing individual Fzd family members, providing an opportunity to selectively activate Wnt signaling in cells expressing specific Fzd receptors—a property that naturally occurring Wnt proteins do not have.

In our SWAP technology, we created multivalent bispecific antibodies that bring together two different sets of antibody-binding domains – one set that binds to Fzd and another set that binds to Lrp. We found that certain recombinant proteins containing these two antibody-binding domains were able to simultaneously bind both Fzd and Lrp, however, inducing the simple bimolecular interaction of one Fzd and one Lrp was, in most cases, insufficient to induce Wnt signaling, as can be observed in Figure 6.

In Figure 6 below, in an assay measuring protein concentration (x-axis) against Wnt pathway activation (as measured by relative light units, or RLU, y-axis), we have demonstrated that a simple bivalent antibody containing a single Fzd binding domain (F1)(the blue line) and a single Lrp binding domain (L2)(the red line) did not significantly induce the Wnt signaling pathway. At similar concentrations, naturally-occurring Wnt (Wnt3a)(the green line) demonstrated pathway activation.

Figure 6. A simple bivalent antibody containing a single Fzd binding domain (F1) and a single Lrp binding domain (L2) did not significantly induce the Wnt signaling pathway. At similar concentrations, naturally-occurring Wnt (Wnt3a) demonstrated pathway activation

However, multivalent antibodies that contained multiple binding domains, either two Fzd-binding domains with one Lrp binding domain (the blue line in Figure 7 below) or two of each binding domain (the light green line), led to activation of the Wnt signaling pathway at concentrations that were 100 times or lower than required for activation by Wnt3a (the dark green line), as can be observed in Figure 7. For comparison, an antibody with a single Fzd binding domain (the red line) did not demonstrate significant activity.

Figure 7. Multivalent antibodies with two Fzd binding domains (F3) and at least one Lrp binding domain (L2) led to more potent activation of the Wnt signaling pathway

We are developing a series of product candidates based on the SWAP technology, which combines binding domains for specific Fzd receptors and binding domains for specific Lrp receptors. Our current SWAP lead product candidate, SZN-1326, is being evaluated for its ability to treat moderate to severe IBD. In addition, we are developing other product candidates, including for the potential treatment of ocular diseases.

Wnt Amplification: SWEETS

We have designed our SWEETS technology for those diseases that are characterized by the presence of naturally occurring Wnt, yet with insufficient Wnt signaling for specific cells. This technology allows us to target Wnt pathway activation to specific cells in the body. For this, our SWEETS technology couples the regulation of the Wnt pathway to the binding of cell-specific surface antigens.

R-spondins are a family of four proteins that amplify Wnt pathway signals by reducing the destruction of Fzd by internalization and degradation Proteins that are destined for degradation, such as Fzd, are normally tagged by E3 ligases. R-spondin prevents E3 ligase from tagging Fzd, thereby increasing the amount of time that Fzd remains on the cell surface. This results in an increased activation of the Wnt signaling pathway. Importantly, R-spondin does not directly cause signaling through the Wnt pathway, but rather it extends or amplifies the signaling that arises from already-present naturally occurring Wnt protein.

Wild type R-spondin activity requires binding to two cell surface proteins: the E3 ligases and a member of a family of membrane proteins, referred to as LGR 4-6. We have shown that derivatives of R-spondin can be generated that couple its E3 binding domain to an antigen-binding domain that recognizes a specific cell surface protein of our choosing resulting in R-spondin like activity. This technology creates R-spondin mimetics that can be targeted to specific cells in the body that express the chosen cell surface protein, which is illustrated in Figure 8 below.

Figure 8. Our SWEETS technology leads to amplification of the Wnt signaling pathway by inhibition of Fzd degradation by the E3 ligase/proteasome pathway. Specificity of SWEETS binding is driven by an antigen-binding domain that can be targeted to specific cell surface proteins

In a proof-of-concept experiment conducted internally, an antibody-binding domain recognizing a cell surface protein was fused to a R-spondin protein in which the binding site for LGR 4-6 had been inactivated. This recombinant antibody R-spondin construct (the red line in “Target Cell” in Figure 9 below) stimulated the Wnt signaling pathway in cells that expressed the cell surface protein and was inactive in cells lacking the cell surface protein (the red line in “Non-Target Cell”). Wild-type R-spondin did not exhibit this selectivity and led to the Wnt signaling pathway amplification in both types of cells (the black lines in Figure 9 below). A non-cell surface targeted molecule serving as a negative control (the blue lines in Figure 9 below) did not demonstrate any activity.

Figure 9. Cell specificity of R-spondin was altered by inactivating the LGR 4-6 binding site and adding an antigen-binding domain for a specific cell surface protein. SWEETS shown in red

SZN-1326: a SWAP Product Candidate for the Treatment of moderate to severe IBD

Our first product candidate, SZN-1326, is being developed as a novel treatment for moderate to severe IBD, with UC as our first proposed indication, and utilizes our proprietary SWAP technology to activate Wnt signaling. Wnt signaling plays a critical role in intestinal epithelial turnover and normal function. Abnormal signaling has been observed in patients with IBD and restoration of normal signaling is expected to play a role in the repair of intestinal epithelial cells in IBD. SZN-1326 targets Fzd 5, Fzd 8, and Lrp 6 to activate Wnt signaling. We have observed that Fzd 5, Fzd 8, and Lrp 6 are expressed in the large bowel epithelium UC tissue samples and that Fzd 5 is the most abundant Fzd, representing an attractive target for our therapeutic approach. We have shown that SZN-1326 has several simultaneous beneficial effects in that it:

•	activates the Wnt signaling pathway in intestinal stem cells resulting in proliferation and differentiation;

•	restores intestinal barrier function and tissue architecture;

•	decreases inflammation; and

•	reduces disease activity in mouse models of moderate to severe IBD.

We anticipate initiating a first-in-human clinical trial of SZN-1326 in 2022 and will pursue initial development for the treatment of UC, a type of IBD limited to the large intestine.

Ulcerative Colitis Disease Background

UC is a form of IBD characterized by inflammation and ulcers in the large intestine. The hallmark clinical symptoms of UC are diarrhea, bloody stool and urgency to defecate, and its clinical course is marked by exacerbations and remissions, which may occur spontaneously or in response to dietary changes, alterations in treatment regimens, other illnesses or stress. In UC, inflammation is continuous throughout the large bowel and lacks healthy patches distributed adjacent to the inflamed tissue. The extent of disease is variable but starts at the left side (the rectum) and can involve the whole, large intestine. UC is limited to the inner most layer of the intestinal wall.

UC can be debilitating with frequent diarrhea, bloody stools, weight loss, dehydration, and anemia. Intestinal complications from severe and chronic inflammation can become life-threatening. Patients with active disease are more likely to suffer psychological conditions such as anxiety and depression and are more likely to have impaired social interactions. Persistent UC is associated with an increased risk of developing colon cancer. It is estimated that there are two million individuals in the United States with IBD, of which roughly half have UC. An even higher number of individuals in Europe are estimated to have UC.

UC is typically treated with anti-inflammatory drugs. The typical treatment regimen begins with fairly mild and locally-delivered drugs and progresses to stronger systemic immunosuppressive drugs that are only prescribed for patients with moderate to severe disease. First-line therapy for patients with mild disease consists of locally delivered or oral 5-aminosalicylates such as mesalamine and sulfasalazine, or corticosteroids. This is done with the intent of inducing remission and transitioning patients to drugs such as 5-aminosalicylates for maintenance. Patients with moderate to severe disease will usually be treated first-line with anti-inflammatory biologics such as infliximab, adalimumab, and golimumab. Infliximab, adalimumab, and golimumab are antibodies directed against tumor necrosis factor alpha, or TNFα, an inflammatory cytokine secreted during acute inflammation. However, over time, many patients lose responsiveness to these anti-TNF antibodies and approximately 30% to 40% do not initially respond to this treatment. Patients non-responsive to anti-TNFα antibody therapy are instead treated with other approved biologics such as ustekinumab, an inhibitor of interleukin 12 and interleukin 23, and vedolizumab, an integrin inhibitor or with a JAK inhibitor, tofacitinib, an oral anti-inflammatory.

Despite the availability of a number of approved drugs and validated drug targets, many patients with UC have an inadequate response to therapy, lose responsiveness, or cannot tolerate existing treatments. For example, up to 20% of patients do not respond to anti-TNF antibodies and 10% to 15% lose responsiveness every year despite initial benefit. Overall, it is estimated that less than 50% of UC patients are in clinical remission and less than 20% demonstrate mucosal healing at 52 weeks. 70% of patients with active disease in a given year will have another episode in the following year. Once a patient has successfully been treated and is in remission, the longer the patient is in remission, the less likely he or she is to experience a flare-up in the following year. A potential factor driving longer-term remissions is the repair of the intestinal barrier and absence of any inflammatory activity in the large intestine gut wall.

Crohn’s Disease Background

Crohn’s disease, or CD, is a chronic inflammatory disease that most commonly affects the end of the small intestine and the beginning of the large intestine, although it may involve any part of the gastrointestinal tract. Like UC, CD is a type of IBD and many of the symptoms and demographics overlap. In addition to the potential of CD developing in other segments of the intestine, CD differs from UC in that there can be normal healthy tissue between patches of diseased tissue. CD can also occur in all layers of the intestinal wall unlike UC which is limited to the inner most layer. It is estimated that there are approximately 1 million individuals in the United States and approximately 1.1 million individuals in Europe with CD.

The treatment paradigm for CD is very similar to that of UC. Currently approved therapies are mostly anti-inflammatory agents. It is estimated that 60% of patients have moderate to severe disease and will eventually require surgery to treat complications such as fistulas, or abnormal connections between body parts, life-threatening bleeding and intestinal obstructions.

The Wnt Signaling Pathway and its Role in IBD

Although the two most common forms of IBD, UC and CD, are treated with anti-inflammatory agents, the root cause of these diseases has been proposed to be an impaired intestinal barrier that occurs due to initial damages by genetic, environmental, inflammatory or other factors. This impairment is thought to allow bacteria to penetrate through the intestinal epithelium, leading both to immune cell activation and to an inflammatory reaction that exacerbates the damage.

The intestinal epithelium is one of the fastest proliferating tissues in adults, being largely made anew every four to five days. The wall of the small intestine is made up of villi, finger-like projections that extend into the lumen of the intestine, which greatly increase the surface area available for nutrient absorption. The cells at the tips of these villi are continuously shed and are replenished by cells that originate from stem cells located at the base of the villus, called the intestinal crypts. The colon (large intestine) wall is made up of a lining of columnar epithelial cells with pouches called colonic crypts. Similar to the small intestine, the stem cells are located at the base of colonic crypts, as shown in Figure 10, below. The Wnt signaling pathway is critical for the renewal and proliferation of these stem cells. Inactivation of the Wnt signaling pathway blocks stem cell proliferation and differentiation causing a rapid loss of intestinal epithelial cells in mice. Figure 10 below illustrates how the Wnt signaling pathway potentially stimulates stem cell renewal and proliferation in colonic crypts facilitating normal turnover of epithelial cells.

Figure 10. Wnt signaling pathway stimulates stem cell renewal and proliferation leading to increased synthesis and turnover of epithelial cells

There is direct evidence linking dysregulation in the Wnt signaling pathway to the development of moderate to severe IBD in patients and deficiency in the Wnt signaling pathway has been associated not only with the reduced turnover of stem cells in the intestinal crypt but also with a reduced production of cells that secrete anti-bacterial proteins. It has been proposed that transient elevations in the Wnt signaling pathway may be beneficial in wound healing and evidence from mouse IBD models provide further support for treatment with a Wnt signal activator. The Wnt protein inhibitor Dkk1 is induced by inflammatory cytokines in colitis and, in mice, blocking Dkk1 function resulted in elevated Wnt signaling and the promotion of wound repair.

Our Solution: SZN-1326

Our product candidate, SZN-1326, is a Wnt protein mimetic based on our SWAP technology, for the treatment of moderate to severe IBD. Our goal for SZN-1326 was to create a Wnt protein mimetic that could specifically support the proliferation and differentiation of stem cells in the damaged intestinal or colonic crypts of patients with moderate to severe IBD. We believe that treatment with SZN-1326 has the potential to accelerate the repair of the intestinal barrier, which can result in a reduction of bacteria penetrating through the intestinal epithelium and a reduction of immune cell activation and inflammation, thereby treating IBD. Figure 11 below demonstrates how SZN-1326 potentially binds to Fzd5/8 and Lrp6 on intestinal stem cells to activate Wnt signaling.

Figure 11. SZN-1326 binds to Fzd5/8 and Lrp6 on intestinal stem cells to activate Wnt signaling

Selective Wnt Pathway Activation

SZN-1326 is a bispecific antibody targeting Fzd5/8 (as shown in Figure 12) and Lrp6. Specificity towards only a subset of the Fzd family was confirmed by testing for binding against all ten Fzd receptors using a Carterra LSA. As shown in Figure 12, significant binding is only observed for Fzd5/8. Fzd5 was reported to be highly expressed in intestinal epithelial cells from IBD patients. Our research found that Fzd5 was also highly expressed in a mouse model of colitis induced by dextran sodium sulfate, or DSS, as shown in Figure 13. In this model, DSS exposure leads to disruption of the intestinal barrier resulting in an inflammatory response similar to that seen in IBD patients. We identified SZN-1326 through testing of multiple SWAP antibodies both in naïve and injured intestinal tissue and in DSS models.

Figure 12. SZN-1326 selectively binds Fzd5 and Fzd8.

Figure 13. Fzd5 is highly expressed in intestinal tissue from a DSS mouse model

Normal colon tissue has intact Wnt signal, as as measured by the expression of Axin2, a downstream target gene in the Wnt pathway (Figure 14). In contrast, Wnt signal is diminished in the DSS damage model. We have shown that SZN-1326 was able to restore Wnt signal activation in DSS-injured intestine epithelial cells (Figure 14).

Figure 14. S SZN-1326 administration led to restoration of Axin-2 expression in the intestinal epithelium of mice treated with DSS

Restoration of Epithelial Tight Junctions

Mice exposed to DSS for seven days led to the breakdown of the intestinal barrier, which can be readily visualized in stained cross sections of the colon, as shown in the left side of Figure 15. In the absence of DSS, there is an intact intestinal wall and the crypts are tightly packed to form a continuous structure. Exposure to DSS followed by treatment with a negative control antibody, anti-GFP, resulted in several effects: a breakdown of the intestinal wall; shrinkage of the crypts; and the creation of multiple discontinuous segments by day ten. However, DSS-exposed mice treated with SZN-1326, administered on days four and seven, led to a dose-dependent repair of this damage, with a dose of

1 mg/kg or higher restoring most of the intestine tissue structure visible by histology. Similar results were observed in a chronic model of DSS (data not shown). In addition, histologic staining showed that treatment with SZN-1326 led to the restoration of tight junctions, the cell-to-cell structures that create the intestinal barrier that prevents microbial pathogens from entering intestine tissue. In healthy intestinal tissue, the zonula occludens 1 protein, or ZO-1, a component of tight junctions, was found as a continuous layer along the intestinal wall. In DSS-damaged intestinal tissue, no such barrier was observed. Treatment with SZN-1326 restored ZO-1 localization as a continuous layer along the intestinal wall, as can be observed in Figure 15.

Figure 15. SZN-1326 administration led to the restoration of the intestinal epithelial structure (left) and reestablishment of the epithelial barrier as measured by tight junction protein Z0-1 (right, green) in a DSS model.

The degree of epithelial repair as measured by histology with SZN-1326 was greater than what we obtained in additional experiments with cyclosporine, an anti-TNF antibody or an anti-IL12/23 antibody.

Inflammation Reduction

The breakdown of the intestinal barrier triggers an inflammatory response that leads to further tissue damage. Disease modification in IBD can be measured by the levels of inflammatory cytokines present in the injured tissue and in serum. In the mouse DSS model, treatment with SZN-1326 administration led to a significant decrease in a number of inflammatory cytokines such as TNFα, interleukin-6, or IL-6, and interleukin-8, or IL-8. Reductions in cytokine levels were observed both in colon tissue and in serum, as can be seen in Figure 16 below. We believe that these results suggest that SZN-1326 not only has the potential of directly repairing the epithelium but also, as a result, of reducing inflammation.

Figure 16. SZN-1326 administration led to significant reductions in cytokine levels in a DSS mouse model

* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

In the description of the preclinical studies above and throughout, a p-value represents the probability that random chance caused the result. For example, a p-value of 0.001 means that there is a 0.1% probability that the difference between the control group and the treatment group is purely due to random chance. A p-value of less than or equal to 0.05 is a commonly used threshold for identifying statistically significant outcomes. The FDA’s evidentiary standard of efficacy when evaluating the results of a clinical trial generally relies on a p-value of less than or equal to 0.05.

Functional Improvement

Most importantly, SZN-1326 administration led to an improvement in the disease activity index, or DAI, in the DSS model. The DAI is a composite score composed of body weight change, diarrhea, and bloody stools that is frequently used to quantify disease severity. SZN-1326 treatments led to a dose dependent decrease in DAI which was superior to that which we observed with cyclosporine, an anti-TNF antibody, or an anti-IL12/23 antibody in acute and chronic DS models, respectively. Figure 17 below demonstrates that SZN-1326 administration led to improvements in DAI in an acute DSS model.

Figure 17. SZN-1326 administration led to improvement in the disease activity index in an acute DSS model

* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

Planned Clinical Development of SZN-1326

We intend to initiate first-in-human trials of SZN-1326 in 2022. The initial trial will consist of a single-ascending part and a multiple ascending dose part to assess safety, tolerability and human pharmacokinetic data in up to approximately 60 healthy volunteers, including a placebo group. Subjects will be dosed intravenously and subcutaneously (at lower dose levels only) either weekly or biweekly. In 2023, we intend to conduct a two-part multiple ascending dose trial in approximately 48 patients with UC with the goal of assessing safety, tolerability, pharmacokinetics and initial signs of clinical activity through the effects on symptoms, cytokines, biomarkers and histological changes in the colon. There will be a dose-escalation part, which will include a placebo group, and a dose-expansion part, where we will investigate whether the activity of SZN-1326 can be enhanced by combining it with an approved anti-inflammatory biologic. We anticipate that later stage trials would include the induction of clinical and histological remission, either alone or in combination with anti-inflammatory drugs. Based both on the mechanism of action of SZN-1326 and our preclinical results, we believe that dosing of SZN-1326 for several weeks has the potential to demonstrate durable remissions. If we obtain initial signs of efficacy in UC, we anticipate also initiating clinical development in CD.

SZN-043, a SWEETS product candidate for the treatment of severe liver diseases

SZN-043 is a product candidate based on our SWEETS technology that we are developing to treat severe AH and other severe liver diseases, including acute liver failure. We have shown that SZN-043 activates Wnt signaling in hepatocytes and contributes both to increasing hepatocyte proliferation and to restoring liver function. We anticipate initiating a first-in-human clinical trial of SZN-043 in 2022 and pursuing initial development of SZN-043 for the treatment of severe AH.

Severe Alcoholic Hepatitis Background

AH is inflammation of the liver caused by excessive alcohol ingestion. AH is most likely to occur in people who drink heavily over many years; however, the relationship between drinking and alcoholic hepatitis is complex. Not all heavy drinkers develop alcoholic hepatitis, and the disease can occur in people who drink only moderately. AH is characterized by the rapid onset of jaundice, malaise, anorexia, liver enlargement and a systemic inflammatory response syndrome, or SIRS. AH is characterized by impaired hepatocyte proliferation. In these patients, higher Wnt signaling and hepatocyte proliferation has been associated with better outcomes.

Many patients with severe AH require inpatient hospitalization due to the high risk of developing renal failure, liver failure, infections and the effects of alcohol withdrawal. AH is treated with anti-inflammatory drugs such as glucocorticoids, typically prednisolone. Glucocorticoid treatment requires close monitoring because of the increased risk of infections, glucose intolerance and gastrointestinal bleeding. For patients who respond to glucocorticoids, the duration of treatment is typically 28 days. Mortality rates after one to six months among patients treated with glucocorticoids in clinical trials ranged from approximately 20% to 40%. The effectiveness of glucocorticoid treatment is controversial. A 2017 meta-analysis of 15 randomized trials found that glucocorticoid treatment did not significantly lower mortality rates compared to placebo. In addition, only 25% to 45% of patients are eligible for glucocorticoid therapy due to other comorbidities. Those not qualifying include patients with infections, poorly controlled diabetes mellitus, renal failure, and active gastrointestinal bleeding. Although levels of TNFα are highly elevated in AH, treatment with anti-TNFα antibodies has not been determined to be effective. The overall 30-day mortality rate in patients hospitalized with AH is approximately 15% and the 90-day rate is approximately 30%.

There are an estimated 100,000 severe AH-related hospitalizations annually in the United States. Alcoholism affects an estimated 8% of the U.S. population and between 10% and 35% of alcoholics have characteristics consistent with the development of AH.

Our Solution: SZN-043

We are developing SZN-043, a tissue-specific R-spondin mimetic based on our SWEETS technology, for the treatment of severe liver disease. Our goal was to create a molecule that could stimulate liver regeneration by amplifying the effect of naturally occurring Wnt proteins. SZN-043 is a bispecific antibody that mimics the stimulatory effect of R-spondin specifically on hepatocytes through targeting of asialoglycoprotein receptor 1, or ASGR1. Liver regeneration has been shown to be an important predictor and biomarker for disease severity, response to corticosteroids and patient survival in those with severe AH. We believe that the regenerative capacity that SZN-043 has shown in preclinical models will potentially improve the outcome of patients with severe AH. We anticipate initiating clinical testing of SZN-043 in 2022. Figure 18 below describes the proposed mechanism of action of SZN-043.

Figure 18. In liver injury, SZN-043 amplifies the regenerative activity of endogenous Wnts by stabilizing their Fzd receptors on hepatocytes

Selective Wnt Pathway Activation

Similar to R-spondin, SZN-043 leads to an amplification of Wnt signaling by inhibiting internalization and degradation of Fzd. However, an important difference from R-spondin is that SZN-043 requires binding to ASGR1, a protein that is exclusively expressed on hepatocytes, for activity. A single dose of SZN-043 at 10 mg/kg led to the amplification of the Wnt signaling pathway, as measured by Axin2 expression, a common indicator of Wnt signaling activity, in mouse liver, but not in any of the other tissues analyzed. In a similar experiment, R-spondin at 10 mg/kg led to Wnt pathway activation in multiple tissues including liver, lung, stomach, intestines, and pancreas, as can be seen in Figure 19 below.

Figure 19. R-spondin (R-spo2) significantly increased Axin2 expression in many tissues, whereas SZN-043 only increases Axin2 expression in the liver.

* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

Hepatocyte Proliferation

Mice treated with a single dose of SZN-043 at 30mg/kg had significantly increased proliferation of hepatocytes at 72 hours as measured by Ki-67 expression (green signal in Figure 20 below), a nuclear protein that is associated with, and used as, a cellular marker of proliferation. Treatment with SZN-043 led to an increased number of hepatocytes that express hepatocyte nuclear factor 4α, or HNF4α (red signal in Figure 20 below), a master regulator of hepatic differentiation that is critical to the regulation of liver differentiation and development. In Figure 20, a yellow signal results from the merging of a green and red signal, indicating that the proliferating cells are hepatocytes. The right graph shows mRNA expression of cell proliferation marker Ki-67, and SZN-043 induced rapid hepatocyte proliferation within 48 and 72 hours of treatment. This is from a mouse model with ethanol diet pretreatment (10 days).

Figure 20. SZN-043 led to increased proliferation and differentiation of hepatocytes in mice

* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

Functional Improvement

High levels of ammonia in the blood, a condition known as hyperammonemia, is believed to contribute to the pathogenesis of hepatic encephalopathy and a sign of severe liver disease. Ammonia levels have been shown to predict mortality in patients with acute hepatitis. Acute liver failure patients who have decreased ammonia levels have improved survival. Measurement of ammonia levels is a standard clinical test used to screen for liver function and follow progression of liver disease.

Elevated ammonia levels are also observed in a mouse model of AH. In this model, AH is induced by seven weeks of ethanol diet with twice weekly ethanol binges. After seven weeks, the ethanol diet is suspended, and liver function is assessed with treatment of anti-GFP (negative control) or SZN-43. Treatment with SZN-043 daily at 30 mg/kg significantly lowered ammonia levels in this model by day 3 of treatment, as shown in Figure 21.

Figure 21. SZN-043 treatment significantly reduced ammonia levels in an alcoholic hepatitis mouse model

* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

Aspartate transaminase, or AST, and alanine aminotransferase, or ALT, are liver enzymes that are clinically measured to assess the degree of liver damage. A high ratio of AST to ALT is interpreted as a measure of the severity of AH. In this mouse AH model, the AST:ALT ratio is found to also be elevated. SZN-043 treatment led to the significant reduction in the AST:ALT ratio compared to an inactive control antibody, as can be seen in Figure 22 (left graph). In addition, increased inflammation is observed in alcoholic hepatitis. In this mouse model we observed elevated inflammatory cytokines as represented by Interleukin 6 (IL6) in the liver tissue. SZN-043 was able to reduce the level of IL6 by day 3 of treatment (Figure 22, right graph).

Figure 22. SZN-043 led to significant reduction in the AST:ALT ratio, and liver IL6 mRNA expression in an alcoholic hepatitis mouse model

* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

SZN-043

We intend to initiate clinical testing of SZN-043 with a first in human trial in 2022 in healthy volunteers and in patients with mild liver cirrhosis classified as Child-Turcotte-Pugh, or CTP. The initial single ascending dose trial will include a placebo group, will assess pharmacokinetics, safety and tolerability, and will enable us to collect pharmacodynamic markers in approximately 30 to 45 patients subject to feedback from FDA. In 2023, we anticipate conducting a multiple dose escalation placebo-controlled trial on top of standard of care in approximately 30 patients with severe AH with the primary endpoints of safety and pharmacokinetics and exploratory efficacy endpoints consisting of the Lille and MELD scores. The Lille score is a highly predictive measure of likelihood of death at three and six months calculated by taking into account patient age, renal insufficiency, albumin, prothrombin time, bilirubin, and evolution of bilirubin at day seven. The MELD score is a separate prognostic scoring system that is used to predict the three-month mortality due to liver disease based on laboratory parameters such as creatinine, bilirubin, and INR measurements. As this is a disease with high near-term mortality and no approved treatments, we may be able to obtain fast track designation, which may accelerate its path towards potential regulatory approval.

Research Programs

We believe that both our SWAP and SWEETS technologies have the potential to generate a portfolio of product candidates that can harness the tissue regenerative activity of the Wnt pathway and potentially bring therapeutic benefit to patients suffering from a broad spectrum of diseases. Our goal in each of these programs is to activate the natural ability of tissues in the body to heal themselves by increasing the Wnt signaling pathway in a localized, transient, and, we believe, safe manner.

Among our research programs, we are developing potential therapeutics for ocular diseases such as age-related macular degeneration, or AMD, and diabetic retinopathy. We have shown that activation of the Wnt signaling pathway can potentially reverse vascular damage through a mechanism that is different from the mechanisms of currently approved therapeutics that target angiogenesis. We are also assessing the potential of our Wnt therapeutics platform to drive tissue repair in conditions such as hearing loss and diseases caused by tissue injury to organs including the lungs, pancreas and kidney.

One of our more advanced preclinical programs is designed to specifically activate the Wnt signaling pathway in the retina. Genetic studies have identified that the Wnt signaling pathway is critical for maintenance of healthy retinal blood vessels. We are developing an agonist of a specific Fzd receptor found in the retinal vasculature, which we have shown in animal models can inhibit retinal pathology in the eye. We believe that the ability to deliver this agonist locally to the eye has the potential to treat multiple ocular disorders by inducing repair of damaged tissue, such as diabetic retinopathy and macular degeneration by inducing repair of damaged tissue.

Intellectual Property

We strive to protect and enhance the proprietary technologies, inventions and improvements that we believe are important to our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in our field and other fields that are or may be important for the development of our business. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions, improvements, platforms and our product candidates that are important to the development and implementation of our business.

Licensing Arrangements

Stanford License Agreements

In March 2016, we entered into a license agreement with Stanford, or the 2016 Stanford Agreement, which was amended in July 2016, October 2016 and January 2021, pursuant to which we obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patent rights or licensed patents, and technology related to our engineered Wnt surrogate molecules to make, use, import, offer to sell and sell products that are claimed by the licensed patents or that use or incorporate that technology, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases. In consideration for that license, we paid Stanford a nominal upfront fee and issued an aggregate of 241,688 shares of our common stock to Stanford, the University of Washington and two co-inventors of the licensed patents. We agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, an aggregate of up to $1.4 million for the achievement of specified development and regulatory milestones, and an aggregate of up to $5.0 million for the achievement of specified sales milestones. Stanford is also entitled to receive royalties from us equal to a very low single digit percentage of our and our sublicensees’ net sales of licensed products that are covered by a valid claim of a licensed patent. Our obligation to pay royalties will continue, on a country-by-country basis, until the last-to-expire valid claim of a licensed patent covering a licensed product in the country of manufacture or sale. Additionally, we agreed to pay Stanford a sub-teen double digit percentage of certain consideration we receive as a result of granting sublicenses to the licensed patents and, if we are acquired, a one-time change of control fee in the low six figures. Stanford retains the right under the 2016 Stanford Agreement, on behalf of itself, Stanford Hospital and Clinics, the University of Washington, and all other non-profit research institutions, to practice the licensed patents and technology for any non-profit purpose. The licensed patents and technology are additionally subject to a non-exclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to practice the licensed patents and technology for its research purposes, but with no right to assign or sublicense.

In June 2018, we entered into another license agreement with Stanford, or the 2018 Stanford Agreement, pursuant to which we obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patents related to our surrogate R-spondin proteins, or licensed patents, to make, use, import, offer to sell and sell products that are claimed by the licensed patents, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases, or the exclusive field. Additionally, Stanford granted us a worldwide, non-exclusive, sublicensable license under the licensed patents to make and use licensed products for research and development purposes in furtherance of the exclusive field and a worldwide, non-exclusive license to make, use and import, but not to offer to sell or sell, licensed products for any other use. In consideration for those licenses, we paid Stanford a nominal upfront fee. We agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, and an aggregate of up to $0.425 million for the achievement of specified development and regulatory milestones. Stanford is also entitled to receive royalties from us equal to a sub-single digit percentage of our and our sublicensees’ net sales of licensed products that are covered by a valid claim of a licensed patent. Our obligation to pay royalties will continue, on a country-by-country basis, until the last-to-expire valid claim of a licensed patent covering a licensed product in the country of manufacture or sale. Additionally, we agreed to pay Stanford a one-time payment in the low six figures for each sublicense of the licensed patents that we grant to a third party and, if we are acquired, a one-time nominal change of control fee. Stanford retains the right under the 2018 Stanford Agreement, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford, and all other non-profit research institutions, to practice the licensed patents for any non-profit purpose. The licensed patents are additionally subject to a non-exclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to exercise any intellectual property rights with respect to the licensed patents for research purposes, including the right to sublicense to non-profit and governmental entities but with no other rights to assign or sublicense.

Under each of the 2016 Stanford Agreement and the 2018 Stanford Agreement, or Stanford Agreement, we agreed to use commercially reasonable efforts to develop and commercialize licensed products and we agreed to achieve certain funding and development milestones by certain dates. Unless earlier terminated, each Stanford Agreement will continue until the expiration of the patents licensed under that Stanford Agreement. We may terminate either Stanford Agreement at any time for any reason by providing at least 30 days’ written notice to Stanford. Stanford may terminate either Stanford Agreement if we breach certain provisions of such Stanford Agreement and fail to remedy such breach within 90 days after written notice of such breach by Stanford.

UCSF License and Option Agreements

In September and October 2016, we entered into two separate license and option agreements with The Regents of the University of California, or the UCSF Agreements, pursuant to which we obtained from The Regents of the University of California, or UCSF, non-exclusive licenses to make and use a certain human Fab naïve phage display library and to make and use a certain phage display llama VHH single domain antibody library for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from our use of such library, or licensed products. We are using these libraries in connection with our development of SZN-1326. In consideration for the license and option rights under each UCSF Agreement, we paid UCSF a nominal option issue fee and agreed to pay UCSF a nominal annual option maintenance fee. If we exercise the option under either UCSF Agreement, we and UCSF will negotiate in good faith the terms of a commercial license agreement in addition to the pre-agreed terms which include payment to UCSF of a nominal license issue fee, nominal annual license maintenance fees, nominal to low six figure milestone payments for the achievement of a specified regulatory milestone event for each licensed product, nominal annual minimum royalties, which are creditable against earned royalties for the same year, and earned royalties equal to a sub-single digit percentage of our and our sublicensees’ net sales of licensed products. Both agreements were amended and restated in January 2020.

Unless earlier terminated, each UCSF Agreement will continue until four years from its execution date and we may exercise the option to negotiate a commercial license at any time during that term. Additionally, we may extend each UCSF Agreement for any additional four years by paying UCSF a nominal term extension fee. We may terminate either UCSF Agreement at any time for any reason by providing at least 60 days’ written notice to UCSF. UCSF may terminate either UCSF Agreement if UCSF reasonably believes we are in material breach of that UCSF Agreement and we fail to remedy such breach within 60 days after written notice of such breach by UCSF. Additionally, the UCSF Agreements will automatically terminate in the event of our bankruptcy.

Distributed Bio Subscription Agreement

In September 2016, we entered into, and in January 2019 we amended, an antibody library subscription agreement with Distributed Bio, or the Distributed Bio Agreement, in which we obtained from Distributed Bio a non-exclusive license to use Distributed Bio’s antibody library to identify antibodies directed to an unlimited number of our proprietary targets and to make, use, sell, offer for sale, import and exploit products incorporating the antibodies that we identify, or licensed products. We are using Distributed Bio’s antibody library in connection with our development of SZN-1326. In consideration for the rights granted to us under the Distributed Bio Agreement, we paid Distributed Bio a nominal upfront fee and an additional nominal fee upon entering into the amendment. We agreed to pay Distributed Bio an annual fee in the low six figures after the first three years. Additionally, we agreed to pay Distributed Bio an aggregate of $5.9 million for each licensed product that achieves specified development, regulatory and commercial milestones and royalties equal to a very low single digit percentage of our and our sublicensees’ net sales of licensed products. Our obligation to pay royalties will end for each licensed product ten years after its first commercial sale.

Unless earlier terminated, the Distributed Bio Agreement will continue for an initial four year term and will thereafter automatically renew for additional one-year terms. We may terminate the Distributed Bio Agreement for convenience at any time by providing written notice to Distributed Bio. We and Distributed Bio may terminate the Distributed Bio Agreement for the other party’s material breach and failure to cure such breach within 60 days after notice of such breach.

Patents and Other Proprietary Rights

As of January 31, 2021, our owned and in-licensed patent portfolio consisted of 16 pending patent application families, including nine families that have entered national phase in the United States and other countries, five families with pending Patent Cooperation Treaty, or PCT, applications, and two families with pending U.S. provisional applications. These patent applications are directed to, for example, the SWAP and SWEETS platforms, the parental constructs of our two lead product candidate molecules, the lead product candidate molecule, SZN-043, as well as methods of treating disorders of the liver, intestine, retina, and inner ear.

SWAP Platform Technology

As of January 31, 2021, we solely own or exclusively license 12 patent families related to our SWAP platform. These patent families are directed to compositions of matter and methods of use, and relate to Wnt mimetics that bind to both a FZD receptor and an LRP receptor, and binding domains and uses thereof. Any patents that issue from these patent families are predicted to expire between 2035 and 2041 absent any patent term adjustment or extension.

We have exclusively licensed two patent families from The Board of Trustees of the Leland Stanford Junior University, or Stanford, related to our SWAP platform. One patent family related to the SWAP platform and SZN-1326, has been granted in Japan and is pending in the United States, Australia, Canada and Europe, and any patents that grant from this patent family are predicted to expire in 2035 absent any patent term adjustment or extension. The other patent family is pending in the United States, and any patents that grant from this patent family are predicted to expire in 2037 absent any patent term adjustment or extension.

Our exclusively owned patent families related to our SWAP platform include four patent families related to compositions of matter and/or methods of use relevant to SZN-1326. Three of these patent families are filed in the United States, Australia, Canada, China, Europe, and Japan, and any patents that grant from these patent families are predicted to expire in 2038 absent any patent term adjustment or extension. Another is a pending PCT application, and any patents that grant from national stage applications resulting from this PCT application are predicted to expire in 2039 absent any patent term adjustment or extension. Other exclusively owned patent families related to the SWAP program are directed to compositions of matter and/or methods of use relevant to potential future product candidates, and any patents that grant from these patent families are predicted to expire between 2039 and 2041 absent any patent term adjustment or extension. We plan on filing additional patent applications directed to the SZN-1326 product candidate, as well as on any improvements or modifications of SZN-1326 and methods of use thereof.

SWEETS Platform Technology

As of January 31, 2021, we solely own or exclusively license four patent families related to our SWEETS platform. These patent families are directed to compositions of matter and methods of use of SWEETS molecules, and relate to tissue-specific R-spondin mimetics and binding domains and uses thereof. Any patents that grant from these patent families are predicted to expire between 2038 and 2041 absent any patent term adjustment or extension.

We have exclusively licensed one patent family from Stanford related to our SWEETS platform. This patent family is filed in the United States, Australia, Canada, China, Europe, Hong Kong, India, and Japan, and any patents that grant from this patent family are predicted to expire in 2038 absent any patent term adjustment or extension.

Our solely owned patent families related to our SWEETS platform include two patent families related to compositions of matter and/or methods of use relevant to SZN-043. One of these patent families has been filed in the United States, Australia, Canada, China, Europe, Hong, Kong, India, and Japan, and any patents that grant from these patent families are predicted to expire in 2038 absent any patent term adjustment or extension. The other patent family directed to SZN-043 composition of matter and methods of use is a U.S. provisional patent application that is expected to be filed as a PCT application in November 2021, and any patents that grant from national stage applications resulting from this PCT application are predicted to expire in 2041 absent any patent term adjustment or extension. We plan on filing additional applications on any improvements or modifications of SZN-043 and methods of use thereof.

The actual term of any patent that may issue from the above-described patent applications claiming one of our product candidates could be longer than described above due to patent term adjustment or patent term extension, if available, or shorter if we are required to file terminal disclaimers. The term of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is 20 years from the earliest claimed filing date of a non-provisional patent application in the applicable country.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the U.S. Patent and Trademark Office, or the USPTO, delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product by product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Furthermore, we may rely upon trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with selected consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our product candidates or processes, obtain licenses, or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future product candidates may have an adverse impact on us. If third parties have prepared and filed patent applications prior to March 16, 2013 in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO, to determine priority of invention. For more information, please see “Risk Factors—Risks Related to Intellectual Property.”

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. We face potential competition from many different sources, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing, and commercialization of therapies aimed at treating autoimmune, inflammatory, metabolic, and other diseases. Any product candidates that we successfully develop and commercialize will compete with current therapies and new therapies that may become available in the future.

The key competitive factors affecting the success of our product candidates, if approved, are likely to be their efficacy, safety, convenience and price, the level of competition and the availability of coverage and adequate reimbursement from third-party payors. If any of our product candidates are approved and successfully commercialized, it is likely that we will face increased competition as a result of other companies pursuing development of products to address similar diseases.

With respect to SZN-1326, there are no FDA-approved therapeutics targeted towards the Wnt signaling pathway for the treatment of IBD. There are currently oral and biologic therapeutics approved for the treatment of IBD marketed by Johnson & Johnson, Amgen Inc., Abbvie Inc., Takeda and Pfizer Inc. in addition to other major pharmaceutical companies, against which our product candidate may compete, if approved. In addition, we are aware of product candidates under development targeting epithelial barrier repair for the treatment of IBD, including an IL-22 agonist program from Roche Holding AG (RG7880) in phase 2 trials. Immunic is investigating IMU-856, a small molecule inhibitor of a transcription regulatory factor involved in epithelial barrier repair, in phase 1 trials. In addition, Thetis Pharmaceuticals is investigating TP-317, an oral therapeutic designed to deliver Resolvin E1 to the gastrointestinal tract.

If approved, SZN-043 would compete with already approved, low cost anti-inflammatory drugs such as glucocorticoids (typically prednisolone) for the treatment of severe AH. In addition, we are aware of product candidates under development for AH and liver failure. Durect Corp is investigating DUR-928 in a phase 2 clinical and Akaza Bioscience is investigating resatorvid in a phase 2 clinical trial.

With respect to our earlier stage research programs, we are aware of one FDA-approved treatment targeting the Wnt pathway. Evenity (romosozumab) is a humanized monoclonal antibody targeting sclerostin and currently marketed by Amgen Inc. and UCB for postmenopausal osteoporosis. Several companies are also developing product candidates targeting the Wnt signaling pathway including Samumed and AntlerA Therapeutics. Samumed is developing a portfolio of small molecule product candidates for a variety of degenerative diseases including candidates in clinical development for osteoarthritis and degenerative disk disease (lorecivivint), Alzheimer’s disease (SM07883) and idiopathic pulmonary fibrosis (SMO4646). AntlerA Therapeutics is a preclinical stage company developing antibody like molecules (ANTs) that activate specific Fzd receptor complexes and are designed to control tissue stem cells and promote tissue repair and rejuvenation.

For additional information on the competitive risks we face, please see the section titled “Risk Factors — We face competition from entities that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel treatments and therapeutic platforms. If these companies develop therapeutics or product candidates more rapidly than we do, or if their therapeutics or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.”

Government Regulation

Government authorities in the United States at the federal, state and local level and in other countries and jurisdictions including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of biological products, such as our product candidates and any future product candidates. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

Regulatory Approval in the United States

In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act (FDCA) the Public Health Service Act (PHSA), and other federal, state, local and foreign statutes and regulations. The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:

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completion of extensive preclinical laboratory and animal studies in accordance with applicable regulations, including studies conducted in accordance with the FDA’s Good Laboratory Practice (GLP), requirements;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an institutional review board (IRB) or independent ethics committee at each clinical trial site before each clinical trial may be commenced;

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performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, Good Clinical Practice (GCP) requirements and other clinical trial-related regulations to establish the safety, purity and potency of the product candidate for each proposed indication;

•	preparation and submission to the FDA of a biologics license application (BLA), after completion of all clinical trials;

•	payment of any user fees for FDA review of the BLA;

•	a determination by the FDA within 60 days of its receipt of a BLA to accept the application for review;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

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satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the biologic, or components thereof, will be produced to assess compliance with current cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the biologic’s identity, strength, quality and purity;

•	satisfactory completion of any potential FDA audits of the clinical trial sites that generated the data in support of the BLA to assure compliance with GCPs and integrity of the clinical data; and

•	FDA review and approval of the BLA, to permit commercial marketing of the product for particular indications for use in the United States.

Preclinical Studies

Before testing any biological product candidates in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin. Some long-term preclinical testing may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with GCPs, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; as well as (iii) under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated in the trial. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. Information about certain clinical trials, including clinical trial results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website. Information related to the product, patient population, phase of investigation, clinical trial sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Disclosure of the results of these clinical trials can be delayed in certain circumstances.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of a BLA. The FDA will accept a well- designed and well-conducted foreign clinical trial not conducted under an IND if the clinical trial was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

For purposes of BLA submission and approval, clinical trials are generally conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, which may overlap or be combined:

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Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the safety, dosage tolerance, absorption, metabolism and distribution of the product candidate in humans, the side effects associated with increasing doses, and, if possible, early evidence of effectiveness.

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Phase 2 clinical trials generally involve studies conducted in a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide statistically significant evidence of clinical efficacy of the product for its intended use, further evaluate its safety and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the biologic.

Phase 1, Phase 2, Phase 3 and other types of clinical trials may not be completed successfully within any specified period, if at all. The FDA, the IRB, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including non-compliance with regulatory requirements or a finding that the patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biologic has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated checkpoints based on access to certain data from the trial.

Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality, potency and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the biologic does not undergo unacceptable deterioration over their shelf life.

FDA Review Processes

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, purity and potency of the investigational product to the satisfaction of the FDA. FDA approval of a BLA must be obtained before a biologic may be marketed in the United States.

The cost of preparing and submitting a BLA is substantial. Under the PDUFA, each BLA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication. The applicant under an approved BLA is also subject to an annual program fee.

The FDA reviews a submitted BLA to determine if it is substantially complete before the FDA accepts it for filing and may request additional information from the sponsor. The FDA must make a decision on accepting a BLA for filing within 60 days of receipt, and may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission. In this event, the BLA must be resubmitted with any additional information requested. Once the submission is accepted for filing, the FDA begins an in-depth review of the BLA. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. Under the goals agreed to by the FDA under the Prescription Drug User Fee Act (PDUFA), the FDA has ten months, from the filing date, in which to complete its initial review of an original BLA and respond to the applicant, and six months from the filing date of an original BLA designated for priority review. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs, and the review process can be extended by FDA requests for additional information or clarification.

Before approving a BLA, the FDA will typically conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether such facilities comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

The FDA also may audit data from clinical trials to ensure compliance with GCP requirements and the integrity of the data supporting safety, purity, and potency of the product candidate. Additionally, the FDA may refer applications for novel products or products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it generally considers such recommendations carefully when making decisions on approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product is produced, it will issue either an approval letter or a Complete Response Letter (CRL). An approval letter authorizes commercial marketing of the biologic with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete and the application will not be approved in its present form. A CRL generally outlines the deficiencies in the BLA and may require additional clinical data, additional pivotal clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing in order for FDA to reconsider the application. If a CRL is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. The FDA has committed to reviewing such resubmissions in two or six months from receipt, depending on the type of information included. Even if such data and information are submitted, the FDA may decide that the BLA does not satisfy the criteria for approval.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may require a REMS to help ensure that the benefits of the biologic outweigh the potential risks to patients. A REMS is a safety strategy implemented to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use. A REMS can include medication guides, communication plans for healthcare professionals and elements to assure a product’s safe use (“ETASU”). An ETASU can include, but is not limited to, special training or certification for prescribing or dispensing the product, dispensing the product only under certain circumstances, special monitoring and the use of patient-specific registries. The requirement for a REMS can materially affect the potential market and profitability of the product. FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States but for which there is no reasonable expectation that the cost of developing and making the product for this type of disease or condition will be recovered from sales of the product in the United States.

Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation on its own does not convey any advantage in or shorten the duration of the regulatory review and approval process.

Among the benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application user fee. In addition, if a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same product for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care, or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication. In the latter case, because healthcare professionals are free to prescribe products for off-label uses, the competitor’s product could be used for the orphan indication despite another product’s orphan exclusivity.

A designated orphan drug many not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if a second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. For example, fast track designation may be granted for products that are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and where preclinical or clinical data demonstrate the potential to address unmet medical needs for the disease condition. Fast track designation applies to combination of the product and the specific indication for which it is being studied. The sponsor of a biological product candidate can request the FDA to designate the candidate for a specific indication for fast track status concurrent with, or after, the submission of the IND for the candidate. The FDA must determine if the biologic candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request. The sponsor of a fast track product has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA. Any product submitted to the FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval.

Breakthrough therapy designation may be granted for products that are intended, alone or in combination with one or more other products, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. Under the breakthrough therapy program, the sponsor of a new biologic candidate may request that the FDA designate the candidate for a specific indication as a breakthrough therapy concurrent with, or after, the submission of the IND for the biologic candidate. The FDA must determine if the biological product qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor’s request. The FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process, providing timely advice to the product sponsor regarding development and approval, involving more senior staff in the review process, assigning a cross-disciplinary project lead for the review team and taking other steps to design the clinical studies in an efficient manner. The designation also includes all of the fast track program features, including eligibility for rolling review of BLA submissions if the relevant criteria are met.

Priority review may be granted for products that are intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. The FDA will attempt to direct additional resources to the evaluation of an application designated for priority review in an effort to facilitate the review. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Accelerated approval may be granted for products that are intended to treat a serious or life-threatening condition and that generally provide a meaningful therapeutic advantage to patients over existing treatments. A product eligible for accelerated approval may be approved on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions or survives. The accelerated approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large studies to demonstrate a clinical or survival benefit. The accelerated approval pathway is contingent on a sponsor’s agreement to conduct additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. These confirmatory trials must be completed with due diligence and, in some cases, the FDA may require that the trial be designed, initiated and/or fully enrolled prior to approval. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, fast track designation, breakthrough therapy designation, priority review and accelerated approval do not change the standards for approval, but may expedite the development or approval process.

Additional Controls for Biologics

To help reduce the increased risk of the introduction of adventitious agents, the PHSA emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHSA also provides authority to the FDA to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the United States and between states.

After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency and effectiveness of biological products. As with drugs, after approval of biologics, manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.

Pediatric Information

Under the Pediatric Research Equity Act (PREA), BLAs or supplements to BLAs must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the biological product is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA generally does not apply to any biological product for an indication for which orphan designation has been granted. PREA applies to BLAs for orphan-designated biologics if the biologic is a molecularly targeted cancer product intended for the treatment of an adult cancer and is directed at a molecular target that FDA has determined is substantially relevant to the growth or progression of a pediatric cancer.

The Best Pharmaceuticals for Children Act (BPCA) provides a six-month extension of any exclusivity—patent or non-patent—for a biologic if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new biologic in the pediatric population may produce health benefits in that population, FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

Post-Approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. Once a BLA is approved, a product will be subject to certain additional post-approval requirements

The FDA also may require post-marketing testing, known as Phase 4 testing, may impose a REMS and/or post-market surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, biological product manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Biologic manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Manufacturers are subject to periodic unannounced inspections by the FDA, including those focused on manufacturing facilities to assess compliance with cGMPs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMPs.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, suspension of the approval, complete withdrawal of the product from the market or product recalls;

•	fines, warning or other enforcement-related letters or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending BLAs or supplements to approved BLAs, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and Reference Product Exclusivity

The Affordable Care Act, signed into law in 2010, includes a subtitle called The Biologics Price Competition and Innovation Act of 2009 (BPCIA), which created an abbreviated approval pathway for biological products shown to be biosimilar to, or interchangeable with, an FDA-licensed reference biological product. Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies and a clinical trial or trials. Interchangeability requires that a biological product be biosimilar to the reference product and that the product can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

Under the BPCIA an application for a biosimilar or interchangeable product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity or potency. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product.

International Regulation

In addition to regulations in the United States and Europe, a variety of foreign regulations govern clinical trials, commercial sales and distribution of product candidates. The approval process varies from country to country and the time to approval may be longer or shorter than that required for FDA or European Commission approval.

Other Healthcare Laws and Regulations and Legislative Reform

Healthcare Laws and Regulations

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our operations, including any arrangements with healthcare providers, physicians, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws that may affect the business or financial arrangements and relationships through which we would market, sell and distribute our products. Our current and future operations are subject to regulation by various federal, state, and local authorities in addition to the FDA, including but not limited to CMS, HHS (including the Office of Inspector General, Office for Civil Rights and the Health Resources and Services Administration), the U.S. Department of Justice, or DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. The healthcare laws that may affect our ability to operate include, but are not limited to:

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The federal Anti-Kickback Statute, which prohibits any person or entity from, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of an item or service reimbursable, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value. The federal Anti-Kickback Statute has also been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other hand. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Additionally, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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Federal civil and criminal false claims laws, such as the False Claims Act, which can be enforced by private citizens through civil qui tam actions, and civil monetary penalty laws prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, false, fictitious or fraudulent claims for payment of federal funds, and knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Drug manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. For example, pharmaceutical companies have been prosecuted under the False Claims Act in connection with their alleged off-label promotion of drugs, purportedly concealing price concessions in the pricing information submitted to the government for government price reporting purposes, and allegedly providing free product to customers with the expectation that the customers would bill federal healthcare programs for the product. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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HIPAA, among other things, imposes criminal liability for executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and creates federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their implementing regulations, which impose privacy, security and breach reporting obligations with respect to individually identifiable health information upon entities subject to the law, such as health plans, healthcare clearinghouses and certain healthcare providers, known as covered entities, and their respective business associates that perform services for them that involve individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•	Federal and state consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

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The federal transparency requirements under the Physician Payments Sunshine Act, created under the Affordable Care Act, which requires, among other things, certain manufacturers of drugs, devices, biologics and medical supplies reimbursed under Medicare, Medicaid, or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments and other transfers of value provided to physicians, as defined by such law, and teaching hospitals and physician ownership and investment interests, including such ownership and investment interests held by a physician’s immediate family members. Effective January 1, 2022, these reporting obligations will extend to include payments and transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners;

•	Federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs;

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State and foreign laws that are analogous to each of the above federal laws, such as anti-kickback and false claims laws, that may impose similar or more prohibitive restrictions, and may apply to items or services reimbursed by non-governmental third-party payors, including private insurers, and state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information; and

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State and foreign laws that require pharmaceutical companies to implement compliance programs, comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or to track and report gifts, compensation and other remuneration provided to physicians and other healthcare providers; state laws that require the reporting of marketing expenditures or drug pricing, including information pertaining to and justifying price increases; state and local laws that require the registration of pharmaceutical sales representatives; state laws that prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals; state laws that require the posting of information relating to clinical trials and their outcomes; and other federal, state and foreign laws that govern the privacy and security of health information or personally identifiable information in certain circumstances, including state health information privacy and data breach notification laws which govern the collection, use, disclosure and protection of health-related and other personal information, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus requiring additional compliance efforts.

If our operations are found to be in violation of any of these laws or any other current or future healthcare laws that may apply to us, we may be subject to significant civil, criminal, and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could substantially disrupt our operations. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Legislative Reform

We operate in a highly regulated industry, and new laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, related to healthcare availability, the method of delivery and payment for healthcare products and services could negatively affect our business, financial condition and prospects. There is significant interest in promoting healthcare reforms, and it is likely that federal and state legislatures within the United States and the governments of other countries will continue to consider changes to existing healthcare legislation.

For example, the United States and state governments continue to propose and pass legislation designed to reduce the cost of healthcare. In 2010, the U.S. Congress enacted the Affordable Care Act, which included changes to the coverage and reimbursement of drug products under government healthcare programs such as:

•	increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program;

•	established a branded prescription drug fee that pharmaceutical manufacturers of certain branded prescription drugs must pay to the federal government;

•	expanded the list of covered entities eligible to participate in the 340B drug pricing program by adding new entities to the program;

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established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70%, effective as of 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

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created a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics, including our product candidates, that are inhaled, infused, instilled, implanted or injected;

•	established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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established a Center for Medicare and Medicaid Innovation at the CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending; and

•	created a licensure framework for follow-on biologic products.

There remain judicial and congressional challenges to certain aspects of the Affordable Care Act. It is unclear how efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act. It is difficult to predict the future legislative landscape in healthcare and the effect on our business, results of operations, financial condition and prospects.

In addition, there have been and continue to be a number of initiatives at the United States federal and state levels that seek to reduce healthcare costs. If government spending is further reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA, to continue to function at current levels, which may impact the ability of relevant agencies to timely review and approve research and development, manufacturing and marketing activities, which may delay our ability to develop, market and sell any product candidates we may develop. Moreover, any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented, or any significant taxes or fees that may be imposed on us, as part of any broader deficit reduction effort or legislative replacement to the Budget Control Act, could have an adverse impact on our anticipated product revenues.

Furthermore, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several congressional inquiries and proposed legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drug products. Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic. We expect that additional state and federal healthcare reform measures will be adopted in the future.

Employees and Human Capital Resources

As of December 31, 2020, we had 67 full-time employees, with 53 in research and development and 14 in general and administrative functions. As of December 31, 2020, 37 of our full-time employees had completed a Ph.D. or other advanced science or medical degree. None of our employees is represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages. We consider our relationship with our employees to be good.

Our human capital objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.

Facilities

Our principal executive offices are located in South San Francisco, California, pursuant to a lease that expires in 2024. We believe that our current facilities are adequate to meet our ongoing needs, and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.

Legal Proceedings

From time to time, we may be subject to legal proceedings. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

RISK FACTORS

The risks described below are not the only ones facing us. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

We are a preclinical stage biopharmaceutical company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability, which could result in a decline in the market value of our common stock.

We are a preclinical stage biopharmaceutical company with a history of losses. Since our inception, we have devoted substantially all of our resources to research and development, preclinical studies, building our management team and building our intellectual property portfolio, and we have incurred significant operating losses. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations. To date, we have not generated any revenue from product sales, and we have not sought or obtained regulatory approval for any product candidate. Furthermore, we do not expect to generate any revenue from product sales for the foreseeable future, and we expect to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies and clinical trials and the regulatory approval process for our current and potential future product candidates.

We expect our net losses to increase substantially as our lead product candidates, SZN-1326 and SZN-043, advance into clinical development. However, the amount of our future losses is uncertain. Our ability to achieve or sustain profitability, if ever, will depend on, among other things, successfully developing product candidates, obtaining regulatory approvals to market and commercialize product candidates, manufacturing any approved products on commercially reasonable terms, entering into potential future alliances, establishing a sales and marketing organization or suitable third-party alternatives for any approved product and raising sufficient funds to finance business activities. If we, or our potential future collaborators, are unable to commercialize one or more of our product candidates, or if sales revenue from any product candidate that receives approval is insufficient, we will not achieve or sustain profitability, which could have a material and adverse effect on our business, financial condition, results of operations and prospects.

SZN-1326 and SZN-043 are in preclinical development and have never been tested in humans. One or both of SZN-1326 and SZN-043 may fail in clinical development or suffer delays that materially and adversely affect their commercial viability.

We have no products on the market or that have gained regulatory approval or that have entered clinical trials. None of our product candidates has ever been tested in humans. Our ability to achieve and sustain profitability depends on obtaining regulatory approvals for and successfully commercializing product candidates, either alone or with collaborators.

Before obtaining regulatory approval for the commercial distribution of our product candidates, we or a collaborator must conduct extensive preclinical studies, followed by clinical trials to demonstrate the safety, purity and potency, or efficacy of our product candidates in humans. There is no guarantee that the U.S. Food and Drug Administration, or the FDA, will permit us to conduct clinical trials. Further, we cannot be certain of the timely completion or outcome of our preclinical studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs, our clinical protocols or if the outcome of our preclinical studies will ultimately support the further development of our preclinical programs or testing in humans. As a result, we cannot be sure that we will be able to submit Investigational New Drugs, or INDs, or similar applications for our proposed clinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials for any of our product candidates to begin.

SZN-1326 and SZN-043 are in preclinical development and we are subject to the risks of failure inherent in the development of product candidates based on novel approaches, targets and mechanisms of action. Although we anticipate initiating a Phase 1 clinical trial of SZN-1326 for UC in 2022 and initiating a Phase 1 clinical trial of SZN-043 in healthy volunteers and in patients with impaired liver function in 2022, there is no guarantee that we will be able to proceed with clinical development of either of these product candidates or that either product candidate will demonstrate a clinical benefit once we advance these candidates to testing in patients. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by preclinical stage biopharmaceutical companies such as ours.

We may not be able to access the financial resources to continue development of, or to enter into any collaborations for, SZN-1326, SZN-043 or any potential future product candidates. This may be exacerbated if we experience any issues that delay or prevent regulatory approval of, or our ability to commercialize, a product candidate, such as:

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negative or inconclusive results from our preclinical or clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical studies or clinical trials or abandon any or all of our programs;

•	product-related side effects experienced by participants in our clinical trials or by individuals using drugs or therapeutic antibodies similar to ours, including immunogenicity;

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delays in submitting IND applications or comparable foreign applications, or delays or failures to obtain the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or other regulatory authorities regarding the scope or design of our clinical trials;

•	delays in enrolling research subjects in clinical trials;

•	high drop-out rates of research subjects;

•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;

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chemistry, manufacturing and control, or CMC, challenges associated with manufacturing and scaling up biologic product candidates to ensure consistent quality, stability, purity and potency among different batches used in clinical trials;

•	greater-than-anticipated clinical trial costs;

•	poor potency or effectiveness of our product candidates during clinical trials;

•	unfavorable FDA or other regulatory authority inspection and review of a clinical trial or manufacturing site;

•	delays as a result of the Coronavirus Disease 2019, or COVID-19, pandemic or events associated with the pandemic;

•	failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays and changes in regulatory requirements, policies and guidelines; or

•	the FDA or other regulatory authorities interpreting our data differently than we do.

Further, we and any potential future collaborator may never receive approval to market and commercialize any product candidate. Even if we or a potential future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. We or a potential future collaborator may be subject to post-marketing testing requirements to maintain regulatory approval.

If either SZN-1326, SZN-043 or any future product candidate is ever tested in humans, it may not demonstrate the safety, purity and potency, or efficacy, necessary to become approvable or commercially viable.

Neither SZN-1326 nor SZN-043 has ever been tested in humans. We may ultimately discover that SZN-1326 and SZN-043 do not possess certain properties that we believe are helpful for therapeutic effectiveness and safety. For example, although SZN-043 has exhibited encouraging results in animal studies, including improvement of liver function in multiple animal models of liver injury, it may not demonstrate the same properties in humans and may interact with human biological systems in unforeseen, ineffective or harmful ways. As a result, we may never succeed in developing a marketable product based on SZN-1326 or SZN-043. If SZN-1326, SZN-043 or any of our potential future product candidates prove to be ineffective, unsafe or commercially unviable, our entire pipeline could have little, if any, value, which could require us to change our focus and approach to antibody-based discovery and development and materially and adversely affect our business, financial condition, results of operations and prospects.

We may not be successful in our efforts to use and expand our Wnt therapeutics platform to build a pipeline of product candidates.

A key element of our strategy is to use and expand our Wnt therapeutics platform to discover and develop a portfolio of Wnt product candidates that can facilitate the repair and/or regeneration of damaged tissue for patients suffering from a variety of severe diseases. Although our research and development efforts to date have resulted in our discovery and development of SZN-1326, SZN-043 and other potential product candidates, our current product candidates may not be safe or effective therapeutics and we may not be able to develop any successful product candidates. Our platform is evolving and may not reach a state at which building a pipeline of product candidates is possible. Even if we are successful in building our pipeline of product candidates, the potential product candidates that we identify may not be suitable for clinical development or generate acceptable clinical data, including as a result of being shown to have unacceptable toxicity or other characteristics that indicate that they are unlikely to be products that will receive marketing approval from the FDA or other regulatory authorities or achieve market acceptance. If we do not successfully develop and commercialize product candidates, we will not be able to generate product revenue in the future.

Although we intend to explore other therapeutic opportunities, in addition to the product candidates that we are currently developing, we may fail to identify viable new product candidates for clinical development for a number of reasons. If we fail to identify additional potential product candidates, our business could be materially harmed.

Although a substantial amount of our efforts will focus on the planned clinical trials and potential approval of our existing product candidates and other potential product candidates we are evaluating, a key element of our strategy is to discover, develop and potentially commercialize additional products beyond our current product candidates to treat various conditions and in a variety of therapeutic areas. We intend to do so by investing in our own drug discovery efforts, exploring potential strategic alliances for the development of new products and in-licensing technologies. Identifying new investigational medicines requires substantial technical, financial and human resources, whether or not any investigational medicines are ultimately identified. Even if we identify investigational medicines that initially show promise, we may fail to successfully develop and commercialize such products for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential investigational medicines;

•	competitors may develop alternatives that render our investigational medicines obsolete;

•	investigational medicines we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

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an investigational medicine may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

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it may take greater human and financial resources than we will possess to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, thereby limiting our ability to develop, diversify and expand our product portfolio.

•	an investigational medicine may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•	an approved product may not be accepted as safe and effective by trial participants, the medical community or third-party payors.

Because we have limited financial and human resources, we intend to initially focus on research programs and product candidates for a limited set of indications. As a result, we may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, which could materially adversely affect our future growth and prospects. We may focus our efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.

The market may not be receptive to our current or potential future product candidates, and we may not generate any revenue from the sale or licensing of our product candidates.

Even if regulatory approval is obtained for a product candidate, including SZN-1326 and SZN-043, we may not generate or sustain revenue from sales of approved products. Market acceptance of our current and potential future product candidates, if approved, will depend on, among other factors:

•	the timing of our receipt of any marketing and commercialization approvals;

•	the terms of any approvals and the countries in which approvals are obtained;

•	the safety and efficacy of our product candidates;

•	the prevalence and severity of any adverse side effects associated with our product candidates;

•	limitations or warnings contained in any labeling approved by the FDA or other regulatory authority;

•	relative convenience and ease of administration of our product candidates;

•	the success of our physician education programs;

•	the availability of coverage and adequate government and third-party payor reimbursement;

•	the pricing of our products, particularly as compared to alternative treatments; and

•	availability of alternative effective treatments for the disease indications our product candidates are intended to treat and the relative risks, benefits and costs of those treatments.

If any product candidate we commercialize fails to achieve market acceptance, it could have a material and adverse effect on our business, financial condition, results of operations and prospects.

If SZN-1326, SZN-043 or any potential future product candidate begins clinical trials or receives marketing approval and we or others later identify undesirable side effects caused by the product candidate, our ability to market and derive revenue from the product candidate could be compromised.

Undesirable side effects caused by SZN-1326, SZN-043 or any potential future product candidate could cause regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. While we have not yet initiated clinical trials for SZN-1326, SZN-043, or any other product candidate, it is likely that there will be side effects associated with their use. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of these side effects. In such an event, our trials could be suspended or terminated and the FDA or other regulatory authorities could order us to cease further development of or deny approval of a product candidate for any or all targeted indications. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. For example, certain researchers have noted that therapeutics targeting the Wnt pathway may lead to tumor formation or proliferation as a result of the downstream impacts of Wnt signaling. To date, we have not observed any such tumor formation in our preclinical studies, but there can be no guarantee that our current or future product candidates will not result in tumor formation. Any of these occurrences may materially and adversely affect our business and financial condition and impair our ability to generate revenues.

Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of a product candidate may only be uncovered when a significantly larger number of patients are exposed to the product candidate or when patients are exposed for a longer period of time.

In the event that any of our current or potential future product candidates receive regulatory approval and we or others identify undesirable side effects caused by one of these products, any of the following adverse events could occur, which could result in the loss of significant revenue to us and materially and adversely affect our results of operations and business:

•	regulatory authorities may withdraw their approval of the product or seize the product;

•	we may be required to recall the product or change the way the product is administered to patients;

•	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

•	we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

•	we may be required to create a Medication Guide outlining the risks of such side effects for distribution to patients;

•	we could be sued and held liable for harm caused to patients;

•	the product may become less competitive; and

•	our reputation may suffer.

We will need substantial additional funds to advance development of product candidates and our Wnt therapeutics platform, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or potential future product candidates.

The development of biopharmaceutical product candidates is capital-intensive. If SZN-1326, SZN-043 or potential future product candidates enter and advance through preclinical studies and clinical trials, we will need substantial additional funds to expand our development, regulatory, manufacturing, marketing and sales capabilities. We have used substantial funds to develop our Wnt therapeutics platform, SZN-1326, SZN-043 and other product candidates and we will require significant funds to continue to develop our platform and conduct further research and development, including preclinical studies and clinical trials.

Our future capital requirements and the period for which we expect our existing resources to support our operations may vary significantly from what we expect. Our monthly spending levels vary based on new and ongoing research and development and other corporate activities. Because the length of time and activities associated with successful research and development of product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities. The timing and amount of our operating expenditures will depend largely on:

•	the timing and progress of preclinical and clinical development of SZN-1326, SZN-043 and other potential future product candidates;

•	the timing and progress of our development of our Wnt therapeutics platform;

•	the price and pricing structure that we are able to obtain from our third-party contract manufacturers to manufacture our preclinical study and clinical trial materials and supplies;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•	our ability to maintain our current licenses, research and development programs and to establish new collaborations;

•	the progress of the development efforts of parties with whom we may in the future enter into collaboration and research and development agreements;

•	the costs involved in obtaining, maintaining, enforcing and defending patents and other intellectual property rights;

•	the impact of the COVID-19 pandemic on our business;

•	the cost and timing of regulatory approvals; and

•	our efforts to enhance operational systems and hire additional personnel, including personnel to support development of our product candidates and satisfy our obligations as a public company.

To date, we have primarily financed our operations through the sale of equity securities. We may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, grants and other marketing and distribution arrangements. We cannot assure you that we will be successful in acquiring additional funding at levels sufficient to fund our operations or on terms favorable to us. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our preclinical studies, clinical trials, research and development programs or commercialization efforts. Because of the numerous risks and uncertainties associated with the development and commercialization of our current and potential future product candidates and the extent to which we may enter into collaborations with third parties to participate in their development and commercialization, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated preclinical studies and clinical trials. To the extent that we raise additional capital through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our current and potential future product candidates, future revenue streams or research programs or to grant licenses on terms that may not be favorable to us. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

We do not expect to realize revenue from product sales or royalties from licensed products for the foreseeable future, if at all, and unless and until our current and potential future product candidates are clinically tested, approved for commercialization and successfully marketed.

We may expend our limited resources to pursue a particular product candidate and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we intend to focus our efforts on specific research and development programs, including clinical development of SZN-1326 and SZN-043. As a result, we may forgo or delay pursuit of other opportunities, including with potential future product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial product candidates or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaborations, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

Interim, topline and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available or as additional analyses are conducted, and as the data are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose interim, preliminary or topline data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, preliminary or topline results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. From time to time, we may also disclose interim, preliminary or topline data from our clinical studies. Interim, topline or preliminary data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary, topline or interim data and final data could significantly harm our business prospects.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and the value of our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the topline data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition

We may not be able to enter into strategic transactions on acceptable terms, if at all, which could adversely affect our ability to develop and commercialize current and potential future product candidates, impact our cash position, increase our expense, and present significant distractions to our management.

From time to time, we consider strategic transactions, such as collaborations, acquisitions of companies, asset purchases, joint ventures and out- or in-licensing of product candidates or technologies. For example, we will evaluate and, if strategically attractive, seek to enter into collaborations, including with biotechnology or biopharmaceutical companies or hospitals. The competition for collaborators is intense, and the negotiation process is time-consuming and complex. If we are not able to enter into strategic transactions, we may not have access to required liquidity or expertise to further develop our potential future product candidates or our Wnt therapeutics platform. Any such collaboration, or other strategic transaction, may require us to incur non-recurring or other charges, increase our near- and long-term expenditures and pose significant integration or implementation challenges or disrupt our management or business.

We also may acquire additional technologies and assets, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business, but we may not be able to realize the benefit of acquiring such assets. Conversely, any new collaboration that we do enter into may be on terms that are not optimal for us or our product candidates. These transactions would entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;

•	disruption of our business and diversion of our management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies;

•	incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs;

•	higher-than-expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses;

•	difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business;

•	impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership; and

•	the inability to retain key employees of any acquired business.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks and our business could be materially harmed by such transactions. Conversely, any failure to enter any collaboration or other strategic transaction that would be beneficial to us could delay the development and potential commercialization of our product candidates and have a negative impact on the competitiveness of any product candidate that reaches market.

In addition, to the extent that any future collaborators terminate a collaboration agreement, we may be forced to independently develop our current and future product candidates, including funding preclinical studies or clinical trials, assuming marketing and distribution costs and maintaining, enforcing and defending intellectual property rights, or, in certain instances, abandon product candidates altogether, any of which could result in a change to our business plan and materially harm our business, financial condition, results of operations and prospects.

We rely on third parties to conduct our preclinical studies, and plan to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily. If third parties on which we intend to rely to conduct certain preclinical and clinical studies do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, our development program could be delayed with material and adverse impacts on our business and financial condition.

We rely on third-party clinical investigators, contract research organizations, or CROs, clinical data management organizations and consultants to design, conduct, supervise and monitor certain preclinical studies and any clinical trials. Because we intend to rely on these third parties and will not have the ability to conduct certain preclinical studies or clinical trials independently, we will have less control over the timing, quality and other aspects of such preclinical studies and clinical trials than we would have had we conducted them on our own. These investigators, CROs and consultants will not be our employees and we will have limited control over the amount of time and resources that they dedicate to our programs. Some of these third parties may terminate their engagements with us at any time. We also expect to have to negotiate budgets and contracts with CROs, clinical trial sites and CMOs and we may not be able to do so on favorable terms, which may result in delays to our development timelines and increased costs. If we need to enter into alternative arrangements with, or replace or add any third parties, it would involve substantial cost and require extensive management time and focus, or involve a transition period, and may delay our drug development activities, as well as materially impact our ability to meet our desired clinical development timelines. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs. The third parties with which we may contract might not be diligent, careful or timely in conducting our preclinical studies or clinical trials, resulting in the preclinical studies or clinical trials being delayed or unsuccessful.

Our reliance on these third parties for such drug development activities will reduce our control over these activities. As a result, we will have less direct control over the conduct, timing and completion of preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with applicable protocol, legal and regulatory requirements and scientific standards, including good laboratory practice, or GLP, good clinical practice, or GCP and current good manufacturing practice, or cGMP, and our reliance on third parties does not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA and other regulatory authorities require us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity and confidentiality of trial participants are protected. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, European Medicines Agency, or EMA, or other regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. There can be no assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials substantially comply with GCP regulations. In addition, our clinical trials must be conducted with product candidates produced under cGMP regulations and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients, may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates FDA regulatory requirements as well as federal or state healthcare laws and regulations or healthcare privacy and security laws.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, or if these third parties need to be replaced, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

We and our collaborators may not achieve projected discovery and development milestones and other anticipated key events in the time frames that we or they announce, which could have an adverse impact on our business and could cause our stock price to decline.

From time to time, we expect that we will make public statements regarding the expected timing of certain milestones and key events, such as the commencement and completion of preclinical and IND-enabling studies in our internal drug discovery programs as well as the commencement and completion of our planned clinical trials. The actual timing of these events can vary dramatically due to a number of factors such as delays or failures in our or any future collaborators’ drug discovery and development programs, the amount of time, effort and resources committed by us and any future collaborators, and the numerous uncertainties inherent in the development of drugs. As a result, there can be no assurance that our or any future collaborators’ programs will advance or be completed in the time frames we or they announce or expect. If we or any collaborators fail to achieve one or more of these milestones or other key events as planned, our business could be materially adversely affected and the price of our common stock could decline

Clinical trials are expensive, time-consuming and difficult to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because our current and potential future product candidates are based on new technologies and discovery approaches, we expect that they will require extensive research and development and have substantial manufacturing and processing costs. In addition, because of the limited number of drug candidates that target the Wnt pathway, the FDA or other regulatory authorities may require us to perform additional testing before commencing clinical trials and be hesitant to allow us to enroll patients impacted with our targeted disease indications in our planned Phase 1 trials. If we are unable to enroll patients impacted by our targeted disease indications in our planned Phase 1 trials, we would be delayed in obtaining potential proof-of-concept data in humans, which could extend our development timelines. In addition, costs to treat patients and to treat potential side effects that may result from our product candidates may be significant. Accordingly, our clinical trial costs are likely to be high and could have a material and adverse effect on our business, financial condition, results of operations and prospects.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may not be able to initiate or continue clinical trials for our current or potential future product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities. In particular, we are preparing to advance SZN-1326 into a Phase 1 clinical trial in patients with UC, a type of IBD, in 2022, and advance SZN-043 into a Phase 1 clinical trial in healthy volunteers and in patients with impaired liver function in 2022. We cannot predict how difficult it will be to enroll patients for trials in these indications. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

•	the severity of the disease under investigation;

•	the patient eligibility criteria defined in the clinical trial protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints;

•	the proximity and availability of clinical trial sites for prospective patients;

•	willingness of physicians to refer their patients to our clinical trials;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

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clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

•	our ability to obtain and maintain patient consents;

•	the risk that patients enrolled in clinical trials will drop out of the trials before completion; and

•	factors we may not be able to control, such as current or potential pandemics, including the COVID-19 pandemic, that may limit patients, principal investigators or staff or clinical site available.

In addition, our future clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites. Additionally, because some of our clinical trials will be in patients with advanced disease who may experience disease progression or adverse events independent from our product candidates, such patients may be unevaluable for purposes of the trial and, as a result, we may require additional enrollment. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

If clinical trials for our product candidates are prolonged, delayed or stopped, we may be unable to seek or obtain regulatory approval and commercialize our product candidates on a timely basis, or at all, which would require us to incur additional costs and delay our receipt of any product revenue.

We may experience delays in our ongoing or future preclinical studies or clinical trials, and we do not know whether future preclinical studies or clinical trials will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. The commencement or completion of these clinical trials could be substantially delayed or prevented by many factors, including:

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further discussions with the FDA or comparable foreign regulatory authorities regarding the scope or design of our clinical trials, including the endpoint measures required for regulatory approval and our statistical plan;

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the limited number of, and competition for, suitable study sites and investigators to conduct our clinical trials, many of which may already be engaged in other clinical trial programs with similar patients, including some that may be for the same indication as our product candidates;

•	any delay or failure to obtain timely approval or agreement to commence a clinical trial in any of the countries where enrollment is planned;

•	inability to obtain sufficient funds required for a clinical trial;

•	clinical holds on, or other regulatory objections to, a new or ongoing clinical trial;

•	delay or failure to manufacture sufficient quantities or inability to produce quantities of consistent quality, purity and potency of the product candidate for our clinical trials;

•

delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different sites or CROs;

•	delay or failure to obtain institutional review board, or IRB, approval to conduct a clinical trial at a prospective site;

•	the FDA or other comparable foreign regulatory authorities may require us to submit additional data or impose other requirements before permitting us to initiate a clinical trial;

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	the inability to enroll a sufficient number of patients in studies to ensure adequate statistical power to detect statistically significant treatment effects;

•	unforeseen safety issues, including severe or unexpected drug-related adverse effects experienced by patients, including possible deaths;

•	lack of efficacy or failure to measure a statistically significant clinical benefit within the dose range with an acceptable safety margin during clinical trials;

•	termination of our clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or clinical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment by us or our CROs;

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our CROs or clinical study sites failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, deviating from the protocol or dropping out of a study;

•	inability to address any noncompliance with regulatory requirements or safety concerns that arise during the course of a clinical trial; and

•	the impact of, and delays related to, health epidemics such as the COVID-19 pandemic;

•	the need to suspend, repeat or terminate clinical trials as a result of non-compliance with regulatory requirements, inconclusive or negative results or unforeseen complications in testing; and

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the suspension or termination of our clinical trials upon a breach or pursuant to the terms of any agreement with, or for any other reason by, any future strategic collaborator that have responsibility for the clinical development of any of our product candidates.

Changes in regulatory requirements, policies and guidelines may also occur and we may need to significantly modify our clinical development plans to reflect these changes with appropriate regulatory authorities. These changes may require us to renegotiate terms with CROs or resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. Our clinical trials may be suspended or terminated at any time by us, the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us.

Any failure or significant delay in commencing or completing clinical trials for our product candidates, any failure to obtain positive results from clinical trials, any safety concerns related to our product candidates, or any requirement to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate would adversely affect our ability to obtain regulatory approval and our commercial prospects and ability to generate product revenue will be diminished.

If we decide to seek orphan drug designation for one or more of our product candidates, we may be unsuccessful or may be unable to maintain the benefits associated with orphan drug designation for our current or future product candidates that we may develop. If our competitors are able to obtain orphan product exclusivity for their products in specific indications, we may not be able to have competing products approved in those indications by the applicable regulatory authority for a significant period of time.

Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug or biologic product intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States. We may seek orphan drug designation for certain indications for our product candidates in the future. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Generally, if a product candidate with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for the same indication for seven years. The FDA may reduce the seven-year exclusivity if the same drug from a competitor demonstrates clinical superiority to the product with orphan exclusivity or if the FDA finds that the holder of the orphan exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan product to meet the needs of patients with the disease or condition for which the drug was designated. Even if one of our product candidates receives orphan exclusivity, the FDA can still approve other drugs that have a different active ingredient for use in treating the same indication or disease. Furthermore, the FDA can waive orphan exclusivity if we are unable to manufacture sufficient supply of our product.

We may not be able to conduct, or contract with others to conduct, animal testing in the future, which could harm our research and development activities.

Certain laws and regulations relating to drug development require us to test our product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted or delayed.

The manufacturing of our product candidates is complex. We and our third-party manufacturers may encounter difficulties in production. If we encounter any such difficulties, our ability to supply our product candidates for clinical trials or, if approved, for commercial sale, could be delayed or halted entirely.

Historically engineered antibodies have been particularly difficult to manufacture and CMOs have limited experience in the manufacturing of antibodies to selectively activate Wnt signaling. The process of manufacturing our product candidates is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, vendor or operator error, contamination and inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

All of our engineered antibodies are manufactured by culturing cells from a master cell bank. We have one master cell bank for each antibody manufactured in accordance with cGMP standards and regulations. It is possible that we could lose multiple cell bank sites and have our manufacturing severely impacted by the need to replace the cell bank sites, and we may fail to have adequate backup should any particular cell bank site be lost in a catastrophic event. Any adverse developments affecting manufacturing operations for our product candidates, if any are approved, may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Furthermore, it is too early to estimate our cost of goods sold. The actual cost to manufacture our product candidates could be greater than we expect because we are early in our development efforts.

Because we may rely on third parties for manufacturing and supply of our product candidates, some of which may be sole source vendors, for preclinical and clinical development materials and commercial supplies, our supply may become limited or interrupted or may not be of satisfactory quantity or quality.

We rely on third-party contract manufacturers for our preclinical and future clinical trial product materials and supplies. We do not produce our product candidates in quantities sufficient for preclinical and clinical development, and we do not currently own manufacturing facilities for producing such supplies. Furthermore, some of our manufacturers represent our sole source of supplies of preclinical and future clinical development materials, including our source for the manufacture of SZN-1326 and SZN-043. We cannot assure you that our preclinical or future clinical development product supplies and commercial supplies will not be limited or interrupted, especially with respect to our sole source third-party manufacturing and supply collaborators, or will be of satisfactory quality or continue to be available at acceptable prices. In particular, any replacement of our manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements. For our current and future sole source third-party manufacturing and supply collaborators, we may be unable to negotiate binding agreements with them or find replacement manufacturers to support our preclinical and future clinical activities at commercially reasonable terms in the event that their services to us becomes interrupted for any reason. We do not always have arrangements in place for a redundant or second-source supply for our sole source vendors in the event they cease to provide their products or services to us or do not timely provide sufficient quantities to us. Establishing additional or replacement sole source vendors, if required, may not be accomplished quickly. Any delays resulting from manufacturing or supply interruptions associated with our reliance on third-party manufacturing and supply collaborators, including those that are sole source, could impede, delay, limit or prevent our drug development efforts, which could harm our business, result of operations, financial condition and prospects.

The manufacturing process for a product candidate is subject to FDA and other regulatory authority review. Suppliers and manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as cGMP. In the event that any of our manufacturers fails to comply with such requirements or to perform its obligations to us in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third party, which we may not be able to do on reasonable terms, or at all. In some cases, the technical skills or technology required to manufacture our current and future product candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such skills or technology to another third party and a feasible alternative may not exist. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third-party manufacture our product candidates. If we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget.

We also expect to rely on third-party manufacturers if we receive regulatory approval for any product candidate. We have existing, and may enter into future, manufacturing arrangements with third parties. We will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. If we are unable to obtain or maintain third-party manufacturing for any product candidate, or to do so on commercially reasonable terms, we may not be able to develop and commercialize our product candidates successfully. Our or a third party’s failure to execute on our manufacturing requirements and comply with cGMP could adversely affect our business in a number of ways, including:

•	an inability to initiate or continue clinical trials of product candidates under development;

•	delay in submitting regulatory applications, or receiving regulatory approvals, for product candidates;

•	loss of the cooperation of a potential future collaborators;

•	subjecting third-party manufacturing facilities or our potential future manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease distribution or to recall batches of product candidates; and

•	in the event of approval to market and commercialize a product candidate, an inability to meet commercial demands for our products.

Our third-party manufacturers may be unable to successfully scale manufacturing of SZN-1326, SZN-043 or potential future product candidates in sufficient quality and quantity, which would delay or prevent us from developing our current and future product candidates and commercializing approved products candidates, if ever approved, if any.

In order to conduct clinical trials for SZN-1326 and SZN-043 as well as any potential future product candidates or commercialize, we will need to manufacture large quantities of these product candidates. We may continue to and currently expect to use third parties for our manufacturing needs. Our manufacturing collaborators may be unable to successfully increase the manufacturing capacity for any current or potential future product candidate in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. For example, we are currently working with one of our manufacturing collaborators to scale-up production of our SZN-043 drug product and have experienced lower yields than initially expected. While we believe these yield issues can be addressed without significant changes to the production process, any significant revisions to the manufacturing process may create delays, which could negatively impact our overall development timelines. In addition, we have not yet initiated scale-up production activities for SZN-1326 and we may run into similar or additional manufacturing issues in connection with such scale-up. If our manufacturing collaborators are unable to successfully scale the manufacture of any current or potential future product candidate in sufficient quality and quantity, the development, testing, clinical trials and commercialization of that product candidate may be delayed or infeasible and regulatory approval or commercial launch of any potential resulting product may be delayed or not obtained, which could significantly harm our business.

We or the third parties upon whom we depend may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our current operations are located in the San Francisco Bay Area. Any unplanned event, such as earthquake, flood, fire, explosion, extreme weather condition, medical epidemics, including any potential effects from the current global spread of COVID-19, power shortage, telecommunication failure or other natural or man-made accidents or incidents that result in us being unable to fully utilize our facilities, or the manufacturing facilities of our third-party contract manufacturers, may have a material and adverse effect on our ability to operate our business, particularly on a daily basis and have significant negative consequences on our financial and operating conditions. Loss of access to these facilities may result in increased costs, delays in the development of our product candidates or interruption of our business operations. Natural disasters or pandemics such as the COVID-19 outbreak could further disrupt our operations and have a material and adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our research facilities or the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure our investors that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities or the manufacturing facilities of our third-party contract manufacturers are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed. Any business interruption may have a material and adverse effect on our business, financial condition, results of operations and prospects.

Changes in methods of product candidate manufacturing or formulation may result in the need to perform new clinical trials, which would require additional costs and cause delay.

As product candidates are developed through preclinical to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield and manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of ongoing, planned or future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence product sales and generate revenue.

If the market opportunities for our current and potential future product candidates, including SZN-1326 and SZN-043, are smaller than we believe they are, our future product revenues may be adversely affected and our business may suffer.

Our understanding of the number of people who suffer from certain types of moderate to severe IBD and severe AH that SZN-1326 and SZN-043, respectively, may be able to treat are based on estimates. These estimates may prove to be incorrect, and new studies may reduce the estimated incidence or prevalence of these diseases. The number of patients in the United States or elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with our current or potential future product candidates or patients may become increasingly difficult to identify and access, all of which would adversely affect our business prospects and financial condition. In particular, the treatable population for our candidates may further be reduced if our estimates of addressable populations are erroneous or sub-populations of patients do not derive benefit from SZN-1326 or SZN-043.

Further, there are several factors that could contribute to making the actual number of patients who receive our current or potential future product candidates less than the potentially addressable market. These include the lack of widespread availability of, and limited reimbursement for, new therapies in many underdeveloped markets.

We face competition from entities that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel treatments and therapeutic platforms. If these companies develop therapeutics or product candidates more rapidly than we do, or if their therapeutics or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. We face potential competition from many different sources, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing, and commercialization of therapies aimed at treating autoimmune, inflammatory, metabolic, and other diseases, including indications that we are pursuing or may pursue in the future. Any product candidates that we successfully develop and commercialize will compete with current therapies and new therapies that may become available in the future.

The key competitive factors affecting the success of our product candidates, if approved, are likely to be their efficacy, safety, convenience and price, the level of competition and the availability of coverage and adequate reimbursement from third-party payors. If any of our product candidates are approved and commercialized, it is likely that we will face increased competition as a result of other companies pursuing development of products to address similar diseases. For SZN-1326, SZN-043 and our earlier stage research programs, we face competition from approved therapies and potential competition from product candidates in development for the indications we are pursuing or may pursue. For additional information about our competitors and competing therapies and product candidates, please see the section titled “Business — Competition.”

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and enrolling subjects for our clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. We could see a reduction or elimination of our commercial opportunity if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we or our collaborators may develop, including if competitors develop a safer and/or more effective Wnt modulation platform. Our competitors also may obtain FDA or foreign regulatory approval for their products more rapidly than we may obtain approval for product candidates, which could result in our competitors establishing a strong market position before we or our collaborators are able to enter the market and materially and adversely impact our business.

We have identified a material weakness in our internal control over financial reporting. If our remediation of the material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

We have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with our preparation and the audit of our financial statements as of and for the year ended December 31, 2019, we and our independent registered public accounting firm identified a material weakness as defined under the Exchange Act and by the Public Company Accounting Oversight Board (United States) in our internal control over financial reporting. The material weakness related to a lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of United States generally accepted accounting principles, or GAAP, and Securities and Exchange Commission, or the SEC, rules. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

We are in the process of implementing measures designed to improve our internal control over financial reporting and remediate the control deficiencies that led to the material weakness, including hiring additional accounting personnel, obtaining advisory services from professional consultants with U.S. GAAP and SEC reporting experience in our industry, and expanding the capabilities of the existing accounting and financial personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP and the SEC rules and regulations. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot be certain that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. In addition, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting because no such evaluation has been previously required. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and remediation. Testing internal controls may divert our management’s attention from other matters that are important to our business.

Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed. However, our independent registered public accounting firm will not be required to attest formally to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, until the filing of our annual report following the date we are no longer an “emerging growth company,” as defined in the JOBS Act. Accordingly, you may not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accountants for the foreseeable future.

Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. A material weakness in internal controls could result in our failure to detect a material misstatement of our annual or quarterly consolidated financial statements or disclosures. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or identify any additional material weaknesses, the accuracy and timing of our financial reporting may be negatively impacted, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting, and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

Members of our management team have limited experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Members of our management team have limited experience in managing the day-to-day operations of a public company. As a result, we may need to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We also plan to hire additional personnel to comply with additional SEC reporting requirements. These compliance costs will make some activities significantly more time-consuming and costly. If we lack cash resources to cover these costs in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition after we commence operations.

Our history of recurring losses and anticipated expenditures raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

We have incurred significant operating losses to date and it is possible we may never generate a profit. We have concluded that our recurring losses from operations and need for additional financing to fund future operations raise substantial doubt about our ability to continue as a going concern. Similarly, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2019 with respect to this uncertainty. Our future capital requirements will depend on many factors, including:

•	the scope, rate of progress, results and costs of drug discovery, preclinical development, laboratory testing and clinical trials for our product candidates;

•	the number and development requirements of product candidates that we may pursue, and other indications for our current product candidates that we may pursue;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the scope and costs of manufacturing development and commercial manufacturing activities;

•	the cost associated with commercializing any approved product candidates;

•	the cost and timing of developing our ability to establish sales and marketing capabilities, if any;

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the costs of preparing, filing and prosecuting patent applications, maintaining, enforcing and protecting our intellectual property rights, defending intellectual property-related claims and obtaining licenses to third-party intellectual property;

•	the timing and amount of milestone and royalty payments we are required to make under our license agreements;

•	our ability to establish and maintain collaborations on favorable terms, if at all; and

•	the extent to which we acquire or in-license other product candidates and technologies and associated intellectual property.

We will require additional capital to complete our planned clinical development programs for our current product candidates to obtain regulatory approval. Any additional capital raising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our current and future product candidates, if approved.

In addition, we cannot guarantee that future financing will be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities by us, whether equity or debt, or the market perception that such issuances are likely to occur, could cause the market price of our common stock to decline. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations will be harmed, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Our ability to use net operating loss carryforwards, or NOLs, to offset future taxable income may be subject to certain limitations.

Our net operating loss carryforwards, or NOLs, could expire unused and be unavailable to offset future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law. NOLs generated in taxable years beginning before January 1, 2018 are permitted to be carried forward for only 20 taxable years under applicable U.S. federal income tax law. Under the Tax Cuts and Jobs Act of 2017, or the Tax Act, as modified by the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act, NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Moreover, under the Tax Act as modified by the CARES Act, NOLs generated in taxable years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such NOLs generally will be limited in taxable years beginning after December 31, 2020 to 80% of current year taxable income. The extent to which state income tax law will conform to the Tax Act and CARES Act is uncertain. For example, California recently enacted legislation limiting our ability to use our state NOLs for taxable years 2020, 2021 and 2022. As of December 31, 2019, the Company NOLs of approximately $49.3 million and $49.7 million available to reduce future taxable income, if any, for federal and California state income tax purposes, respectively. NOLs generated in 2019 and 2018 for federal tax reporting purposes of $22.4 million and $14.5 million, respectively, have an indefinite carryforward period. The remaining federal and all state NOLs begin expiring in 2036.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” (as defined under Section 382 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. We have not determined whether our NOLs are limited under Section 382 of the Code. We may have experienced ownership changes in the past, and may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which are outside our control. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For example, California recently enacted legislation limiting our ability to use our state NOLs for taxable years 2020, 2021 and 2022. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheet, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our operating results and financial condition.

The implementation of a new accounting system could interfere with our business and operations.

We intend to implement a new accounting system. The implementation of new systems and enhancements may be disruptive to our business and can be time-consuming and divert management’s attention. Any disruptions relating to our systems or any problems with the implementation, particularly any disruptions impacting our operations or our ability to accurately report our financial performance on a timely basis during the implementation period, could materially and adversely affect our business and operations.

Any inability to attract and retain qualified key management, technical personnel and employees would impair our ability to implement our business plan.

Our success largely depends on the continued service of key executive management, advisors and other specialized personnel, including Craig Parker, our President and Chief Executive Officer, Trudy Vanhove, our Chief Medical Officer, Wen-Chen Yeh, our Chief Scientific Officer, and Charles Williams, our Chief Financial Officer. Our senior management may terminate their employment with us at any time and will continue to be able to do so. We do not maintain “key person” insurance for any of our employees. The loss of one or more members of our executive team, management team or other key employees or advisors could delay our research and development programs and have a material and adverse effect on our business, financial condition, results of operations and prospects.

Recruiting and retaining qualified scientific and clinical personnel and, if we progress the development of any of our product candidates, commercialization, manufacturing and sales and marketing personnel, will be critical to our success. The loss of the services of members of our senior management or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing members of our senior management and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize our product candidates. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers, as well as junior, mid-level and senior scientific and medical personnel. Competition to hire from this limited candidate pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high-quality personnel, our ability to pursue our growth strategy will be limited.

We may experience difficulties in managing our growth and expanding our operations.

We have limited experience in therapeutic development. As our current and potential future product candidates enter and advance through preclinical studies and any clinical trials, we will need to expand our development, regulatory and manufacturing capabilities or contract with other organizations to provide these capabilities for us.

We may also experience difficulties in the discovery and development of potential future product candidates using our Wnt therapeutics platform if we are unable to meet demand as we grow our operations. In the future, we also expect to have to manage additional relationships with collaborators, suppliers and other organizations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures and secure adequate facilities for our operational needs. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

If any of our product candidates is approved for marketing and commercialization in the future and we are unable to develop sales, marketing and distribution capabilities on our own or enter into agreements with third parties to perform these functions on acceptable terms, we will be unable to successfully commercialize any such future products.

We currently have no sales, marketing or distribution capabilities or experience. We will need to develop internal sales, marketing and distribution capabilities to commercialize each current and potential future product candidate that gains, if ever, FDA or other regulatory authority approval, which would be expensive and time-consuming, or enter into collaborations with third parties to perform these services. If we decide to market any approved products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third parties with such capabilities to market any approved products or decide to co-promote products with third parties, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue we receive will depend upon the efforts of the third parties and we cannot assure you that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for any approved product. If we are not successful in commercializing any product approved in the future, either on our own or through third parties, our business and results of operations could be materially and adversely affected.

Our potential future international operations may expose us to business, political, operational and financial risks associated with doing business outside of the United States.

Our business is subject to risks associated with conducting business internationally. Some of our suppliers are located outside of the United States and we anticipate that future clinical trials, including our planned Phase 1 trials for SZN-1326 and SZN-043, may also be located outside of the United States. Furthermore, if we or any future collaborator succeeds in developing any products, we anticipate marketing them in the European Union and other jurisdictions in addition to the United States. If approved, we or any future collaborator may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including but not limited to:

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multiple, conflicting and changing laws and regulations such as those relating to privacy, data protection and cybersecurity, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;

•	rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining, maintaining, protecting and enforcing our intellectual property;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

•	limits in our ability to penetrate international markets;

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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

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natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease (including the COVID-19 pandemic), boycotts, curtailment of trade and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation and insurance; and

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regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its accounting provisions or its anti-bribery provisions or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could harm our ongoing international operations and supply chain, as well as any future international expansion and operations and, consequently, our business, financial condition, prospects and results of operations.

Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future growth may depend, in part, on our ability to develop and commercialize product candidates in foreign markets for which we may rely on collaborations with third parties. We will not be permitted to market or promote any product candidate before we receive regulatory approval from the applicable regulatory authority in a foreign market, and we may never receive such regulatory approval for any product candidate. To obtain separate regulatory approval in foreign countries, we generally must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of a product candidate, and we cannot predict success in these jurisdictions. If we obtain approval of any of our current or potential future product candidates and ultimately commercialize any such product candidate in foreign markets, we would be subject to risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements and the reduced protection of intellectual property rights in some foreign countries.

Our business entails a significant risk of product liability, and our inability to obtain sufficient insurance coverage could have a material and adverse effect on our business, financial condition, results of operations and prospects.

As we conduct preclinical studies and future clinical trials of SZN-1326, SZN-043 and other potential future product candidates, we will be exposed to significant product liability risks inherent in the development, testing, manufacturing and marketing of these product candidates. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs and potentially a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to trial participants or patients and a decline in our stock price. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, any future collaborators or we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Our employees, principal investigators, consultants and commercial collaborators may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants and commercial collaborators. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we may establish, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material and adverse effect on our business and financial condition, including the imposition of significant criminal, civil and administrative fines or other sanctions, such as monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, integrity obligations, reputational harm and the curtailment or restructuring of our operations.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business.

We may collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information, health information and other information to develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes.

We and any potential future collaborators, partners or service providers may be subject to federal, state and foreign data protection laws, regulations and regulatory guidance, the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions, or in conflict with other rules, laws or contractual obligations. In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, such as the Health Insurance Portability and Accountability Act, or HIPAA, state data breach notification laws, state health information privacy laws and federal and state consumer protection laws, that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of any future potential collaborators or service providers. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, or other privacy and data security laws. Depending on the facts and circumstances, we could be subject to civil or criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA, or if we otherwise violate applicable privacy and data security laws.

International data protection laws, including the EU’s General Data Protection Regulation, or GDPR, may also apply to health-related and other personal information obtained outside of the United States. The GDPR went into effect on May 25, 2018. The GDPR introduced new data protection requirements in the EU, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous requirements for the collection, use and disclosure of personal information, including stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information.

In addition, the GDPR includes restrictions on cross-border data transfers. A recent decision by the Court of Justice of the European Union, or the Schrems II ruling, has invalidated the EU-U.S. Privacy Shield Framework, which was one of the primary mechanisms used by U.S. companies to import personal information from Europe in compliance with the GDPR’s cross-border data transfer restrictions, and raised questions about whether the European Commission’s Standard Contractual Clauses, or SCCs, one of the primary alternatives to the Privacy Shield, can lawfully be used for personal information transfers from Europe to the United States or most other countries. Similarly, the Swiss Federal Data Protection and Information Commissioner has opined that the Swiss-U.S. Privacy Shield is inadequate for transfers of data from Switzerland to the U.S. The United Kingdom, or UK, whose data protection laws are similar to those of the EU, may similarly determine that the EU-U.S. Privacy Shield is not a valid mechanism for lawfully transferring personal information from the UK to the U.S. The European Commission recently proposed updates to the SCCs, and additional regulatory guidance has been released that seeks to impose additional obligations on companies seeking to rely on the SCCs. Given that, at present, there are few, if any, viable alternatives to the EU-U.S. Privacy Shield and the SCCs, any transfers by us or our vendors of personal data from Europe may not comply with European data protection law, which may increase our exposure to the GDPR’s heightened sanctions for violations of its cross-border data transfer restrictions and may prohibit our transfer of EU personal data outside of the EU (including clinical trial data), and may adversely impact our operations, product development, and ability to provide our products.

The GDPR has increased our responsibilities and potential liability in relation to personal data processed subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Further, the exit of the UK from the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the UK. The UK now is considered a “third country” under the GDPR and transfers of European personal data to the UK will, unless the UK is determined by the EU to provide adequate protection for personal data, require an adequacy mechanism to render such transfers lawful under the GDPR following the expiration or termination of a grace period that presently is scheduled to last for four months from January 1, 2021, with a potential additional two-month extension. Aspects of the relationship between the EU and the UK with respect to data protection, including with respect to cross-border data transfers, remain uncertain. Compliance with the GDPR and applicable laws and regulations relating to privacy and data protection of EU Member States and the UK will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities. In addition, our failure to comply with GDPR and applicable laws and regulations relating to privacy and data protection of EU Member States and the UK may result in regulators prohibiting our processing of the personal information of EU data subjects, which could impact our operations and ability to develop our products and provide our services, including interrupting or ending EU clinical trials.

In addition, states are constantly adopting new laws or amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California enacted the California Consumer Privacy Act, or the CCPA, on June 28, 2018, which took effect on January 1, 2020 and has been dubbed the first “GDPR-like” law in the United States. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined and can include any of our current or future employees who may be California residents) and provide such residents new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches and statutory damages ranging from $100 to $750 per violation, which is expected to increase data breach class action litigation and result in significant exposure to costly legal judgments and settlements. As we expand our operations and trials (both preclinical and clinical), the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. In November 2020, California passed the California Privacy Rights Act, or the CPRA, which amends and expands the CCPA. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The CPRA has created additional uncertainty and may increase our cost of compliance. Other states are beginning to pass similar laws.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Laws and regulations worldwide relating to privacy, data protection and cybersecurity are, and are likely to remain, uncertain for the foreseeable future. While we strive to comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity to the extent possible, we may at times fail to do so, or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our personnel, collaborators, partners or vendors do not comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity. Actual or perceived failure to comply with any laws and regulations relating to privacy, data protection or cybersecurity in the U.S. or foreign jurisdictions could result in government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business.

Moreover, clinical trial subjects about whom we or our potential collaborators or service providers obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with applicable laws or regulations, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, result in regulatory actions and proceedings, in addition to private claims and litigation, and could result in adverse publicity that could harm our business.

We also are, or may be asserted to be, subject to the terms of our external and internal privacy and security policies, representations, certifications, publications and frameworks and contractual obligations to third parties related to privacy, data protection, information security and processing. Failure to comply with any of these, or if any of these policies or any of our representations, certifications, publications or frameworks are, in whole or part, found or perceived to be inaccurate, incomplete, deceptive, unfair, or misrepresentative of our actual practices, could result in reputational harm; result in litigation; cause a material adverse impact to business operations or financial results; and otherwise result in other material harm to our business.

We depend on sophisticated information technology systems and data processing to operate our business. If we experience security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, we may face costs, significant liabilities, harm to our brand and business disruption.

We rely on information technology systems and data processing that we or our service providers, collaborators, consultants, contractors or partners operate to collect, process, transmit and store electronic information in our day-to-day operations, including a variety of personal data, such as name, mailing address, email addresses, phone number and clinical trial information. Additionally, we, and our service providers, collaborators, consultants, contractors or partners, do or will collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information, health information and other information to host or otherwise process some of our data and that of users, develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes. Our internal computer systems and data processing and those of our third-party vendors, consultants, collaborators, contractors or partners, including existing and future CROs may be vulnerable to a cyber-attack, malicious intrusion, breakdown, destruction, loss of data privacy, theft or destruction of intellectual property or other confidential or proprietary information, business interruption or other significant security incidents. As the cyber-threat landscape evolves, these attacks are growing in frequency, sophistication and intensity, and are becoming increasingly difficult to detect. In addition to traditional computer “hackers,” threat actors, software bugs, malicious code (such as viruses and worms), employee theft or misuse, denial-of-service attacks (such as credential stuffing), phishing and ransomware attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). These risks may increase as a result of COVID-19, owing to an increase in personnel working remotely.

There can be no assurance that we, our service providers, collaborators, consultants, contractors or partners will be successful in efforts to detect, prevent, or fully recover systems or data from all breakdowns, service interruptions, attacks, or breaches of systems that could adversely affect our business and operations and/or result in the loss of critical or sensitive data. Any failure by us or our service providers, collaborators, consultants, contractors or partners to detect, prevent, respond to or mitigate security breaches or improper access to, use of, or inappropriate disclosure of any of this information or other confidential or sensitive information, including patients’ personal data, or the perception that any such failure has occurred, could result in claims, litigation, regulatory investigations and other proceedings, significant liability under state, federal and international law, and other financial, legal or reputational harm to us. Further, such failures or perceived failures could result in liability and a material disruption of our development programs and our business operations, which could lead to significant delays or setbacks in our research, delays to commercialization of our product candidates, lost revenues or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cashflow. For example, the loss of clinical trial data from completed, ongoing, or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.

Additionally, applicable laws and regulations relating to privacy, data protection or cybersecurity, external contractual commitments and internal privacy and security policies may require us to notify relevant stakeholders if there has been a security breach, including affected individuals, business partners and regulators. Such disclosures are costly, and the disclosures or any actual or alleged failure to comply with such requirements could lead to a materially adverse impact on the business, including negative publicity, a loss of confidence in our services or security measures by our business partners or breach of contract claims. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages if we fail to comply with applicable data protection laws, privacy policies or other data protection obligations related to information security or security breaches.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research, development and manufacturing involves the use of hazardous materials and various chemicals. We maintain quantities of various flammable and toxic chemicals in our facilities that are required for our research, development and manufacturing activities. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. We believe our procedures for storing, handling and disposing of these materials in our facilities comply with the relevant guidelines of the state of California and the Occupational Safety and Health Administration of the U.S. Department of Labor. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of animals and biohazardous materials. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. Although we have some environmental liability insurance covering certain of our facilities, we may not maintain adequate insurance for all environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological or hazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Our business, operations and clinical development plans and timelines could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic, on the manufacturing, clinical trial and other business activities performed by us or by third parties with whom we conduct business, including our contract manufacturers, CROs, shippers and others.

Health epidemics could cause significant disruption in our operations and the operations of third-party manufacturers, CROs and other third parties upon whom we rely. For example, in December 2019, a novel strain of coronavirus, SARS-CoV-2, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread to most countries and all 50 states within the United States. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the U.S. government ordered the closure of all non-essential businesses, imposed social distancing measures, “shelter-in-place” orders and restrictions on travel between the United States, Europe and certain other countries. The global pandemic and government measures taken in response have also had a significant impact on businesses and commerce worldwide, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended across a variety of industries; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. In connection with COVID-19, we implemented work-from-home policies for most employees. The effects of government orders and our work-from-home policies may negatively impact productivity, disrupt our business and delay our clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course.

If our relationships with our suppliers or other vendors are terminated or scaled back as a result of the COVID-19 pandemic or other health epidemics, we may not be able to enter into arrangements with alternative suppliers or vendors or do so on commercially reasonable terms or in a timely manner. Switching or adding additional suppliers or vendors involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new supplier or vendor commences work. As a result, delays may occur, which could adversely impact our ability to meet our desired clinical development and any future commercialization timelines. Although we carefully manage our relationships with our suppliers and vendors, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not harm our business.

In addition, our preclinical studies and future clinical trials may be affected by the COVID-19 pandemic. Clinical site initiation, patient enrollment and activities that require visits to clinical sites, including data monitoring, may be delayed due to prioritization of hospital resources toward the COVID-19 pandemic or concerns among patients about participating in clinical trials during a pandemic. Some patients may have difficulty following certain aspects of clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. These challenges may also increase the costs of completing our clinical trials. Similarly, if we are unable to successfully recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 or experience additional restrictions by their institutions, city or state, our preclinical studies and future clinical trial operations could be adversely impacted.

The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic has resulted in significant volatility for global financial markets, resulting in economic uncertainty that could continue to significantly impact our business and operations and may reduce our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock. In addition, a recurrence or “second wave” of COVID-19 cases could cause other widespread or more severe impacts depending on where infection rates are highest.

Further, we may experience additional disruptions that could severely impact our business and future clinical trials, including:

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diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

•	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines;

•

limitations on employee resources that would otherwise be focused on the conduct of our preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•

risk that participants enrolled in our clinical trials will acquire COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events; and

•	refusal of the FDA or other regulatory authorities to accept data from clinical trials in these affected geographies.

These and similar, and perhaps more severe, disruptions in our operations could have a material adverse effect on our business, results of operations, cash flows, financial condition and/or prospects.

As a result of the COVID-19 public health emergency, we may be required to develop and implement additional clinical trial policies and procedures designed to help protect subjects from the COVID-19 virus. The ultimate impact of the COVID-19 pandemic on our business operations is highly uncertain and subject to change and will depend on future developments, including new regulatory requirements and changes to existing regulations.

The global pandemic of COVID-19 continues to evolve rapidly. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our future clinical trials, healthcare systems or the global economy as a whole. However, these effects could have a material impact on our operations, and we continue to monitor the COVID-19 situation closely. To the extent the COVID-19 pandemic adversely affects our business, results of operations, cash flows, financial condition and/or prospects, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Risks Related to Our Intellectual Property

If we are unable to obtain or protect intellectual property rights related to our technology and current or future product candidates, or if our intellectual property rights are inadequate, we may not be able to compete effectively.

Our success depends in part on our ability to obtain and maintain protection for our owned and in-licensed intellectual property rights and proprietary technology. We rely on patents and other forms of intellectual property rights, including in-licenses of intellectual property rights and biologic materials of others, to protect our current or future discovery platform, product candidates, methods used to manufacture our current or future product candidates, and methods for treating patients using our current or future product candidates.

We own or in-license patents and patent applications relating to our discovery platform and product candidates. There is no guarantee that any patents covering our discovery platform or product candidates will issue from the patent applications we own or in-license, or, if they do, that the issued claims will provide adequate protection for our discovery platform or product candidates, or any meaningful competitive advantage.

The patent prosecution process is expensive, complex and time-consuming. Patent license negotiations also can be complex and protracted, with uncertain results. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent applications that we own or in-license may fail to result in issued patents, and, even if they do issue as patents, such patents may not cover our current or future technologies or product candidates in the United States or in other countries or provide sufficient protection from competitors. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. We may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents licensed to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Even if our owned or in-licensed patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative product candidates in a non-infringing manner.

Further, although we make reasonable efforts to ensure patentability of our inventions, we cannot guarantee that all of the potentially relevant prior art relating to our owned or in-licensed patents and patent applications has been found. For example, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, and in some cases not at all. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our discovery platform, our product candidates, or the use of our technologies. We thus cannot know with certainty whether we or our licensors were the first to make the inventions claimed in our owned or in-licensed patents or patent applications, or that we or our licensors were the first to file for patent protection of such inventions. There is no assurance that all potentially relevant prior art relating to our owned or in-licensed patent applications has been found. For this reason, and because there is no guarantee that any prior art search is absolutely correct and comprehensive, we may be unaware of prior art that could be used to invalidate an issued patent or to prevent our owned or in-licensed patent applications from issuing as patents. Invalidation of any of our patent rights, including in-licensed patent rights, could materially harm our business.

Moreover, the patent positions of biopharmaceutical companies are generally uncertain because they may involve complex legal and factual considerations that have, in recent years, been the subject of legal development and change. As a result, the issuance, scope, validity, enforceability and commercial value of our pending patent rights is uncertain. The standards applied by the United States Patent and Trademark Office, or USPTO, and foreign patent offices in granting patents are not always certain and moreover, are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in patents. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our owned or in-licensed patent applications or narrow the scope of any patent protection we may obtain from our owned or in-licensed patent applications.

Even if patents do successfully issue from our owned or in-licensed patent application, and even if such patents cover our current or any future technologies or product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any current or future technologies or product candidates that we may develop. Likewise, if patent applications we own or have in-licensed with respect to our development programs and current or future technologies or product candidates fail to issue, if their breadth or strength is threatened, or if they fail to provide meaningful exclusivity, other companies could be dissuaded from collaborating with us to develop current or future technologies or product candidates. Lack of valid and enforceable patent protection could threaten our ability to commercialize current or future products and could prevent us from maintaining exclusivity with respect to the invention or feature claimed in the patent applications. Any failure to obtain or any loss of patent protection could have a material adverse impact on our business and ability to achieve profitability. We may be unable to prevent competitors from entering the market with a product that is similar or identical to SZN-1326, SZN-043 or any future product candidates.

The filing of a patent application or the issuance of a patent is not conclusive as to its ownership, inventorship, scope, patentability, validity or enforceability. Issued patents and patent applications may be challenged in the courts and in the patent office in the United States and abroad. For example, our patent applications or patent applications filed by our licensors, or any patents that grant therefrom, may be challenged through third-party submissions, opposition or derivation proceedings. By further example, any issued patents that may result from our owned or in-licensed patent applications may be challenged through reexamination, inter partes review or post-grant review proceedings before the USPTO, or in declaratory judgment actions or counterclaims. An adverse determination in any such submission, proceeding or litigation could prevent the issuance of, reduce the scope of, invalidate or render unenforceable our owned or in-licensed patent rights; result in the loss of exclusivity; limit our ability to stop others from using or commercializing similar or identical platforms and product candidates; allow third parties to compete directly with us without payment to us; or result in our inability to manufacture or commercialize product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by any patents that might result from our owned or in-licensed patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future platforms or product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Moreover, future owned and in-licensed patents and patent applications may be co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent application, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. We may need the cooperation of any such co-owners to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business prospects and financial conditions.

Our in-licensed patent rights may be subject to a reservation of rights by one or more third parties, such as the U.S. government. In addition, our rights in such inventions may be subject to certain requirements to manufacture product candidates embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.

The patent protection and patent prosecution for some of our product candidates may be dependent on third parties.

While we normally seek to obtain the right to control prosecution, maintenance and enforcement of the patents relating to our product candidates, there may be times when the filing and prosecution activities for patents and patent applications relating to our product candidates are controlled by our licensors or collaborators. If any of our licensors or collaborators fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of our business, including by payment of all applicable fees for patents covering our product candidates, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing product candidates. In addition, even where we have the right to control patent prosecution of patents and patent applications we have licensed to and from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensees, our future licensors and their counsel that took place prior to the date upon which we assumed control over patent prosecution.

In the future, we may enter agreements involving licenses or collaborations that provide for access or sharing of intellectual property. If we fail to comply with our obligations under any license, collaboration or other agreements, we may be required to pay damages and could lose intellectual property rights that are necessary for developing and protecting our current and future product candidates.

We currently, and in the future may continue to, license from third parties’ certain patents and other intellectual property relating to our current and future product candidates. In the event we do so, we may have certain obligations to such licensors. If we breach any material obligations, including diligence obligations with respect to development and commercialization of product candidates covered by the intellectual property licensed to us, or use the licensed intellectual property in an unauthorized manner, we may be required to pay damages and the licensor may have the right to terminate the license, which could result in us being unable to develop, manufacture, and sell products that are covered by the licensed intellectual property or enable a competitor to gain access to the licensed intellectual property.

Disputes may arise between us and our present and future licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the license agreement;

•	our right to sublicense patents and other rights to third parties, including the terms and conditions therefor;

•

our diligence obligations with respect to the development and commercialization of our product candidates that are covered by the licensed intellectual property, and what activities satisfy those diligence obligations;

•	our right to transfer or assign the license; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by any of our licensors and us and our collaborators.

If disputes over intellectual property that we license in the future prevent or impair our ability to maintain our licensing arrangements on acceptable terms, we may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on our business.

In addition, certain of our future agreements with third parties may limit or delay our ability to consummate certain transactions, may impact the value of those transactions, or may limit our ability to pursue certain activities. For example, we may in the future enter into license agreements that are not assignable or transferable, or that require the licensor’s express consent in order for an assignment or transfer to take place.

Further, we or our licensors, if any, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our licensors fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

In addition, even where we have the right to control patent prosecution of patents and patent applications under license from third parties, we may still be adversely affected or prejudiced by actions or inactions of our predecessors or licensors and their counsel that took place prior to us assuming control over patent prosecution.

Our technology acquired or licensed currently or in the future from various third parties is or may be subject to retained rights. Our predecessors or licensors do and may retain certain rights under their agreements with us, including the right to use the underlying technology for non-commercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our predecessors or licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

If we are limited in our ability to utilize acquired or licensed technologies, or if we lose our rights to critical in-licensed technology, we may be unable to successfully develop, out-license, market and sell our product candidates, which could prevent or delay new product introductions. Our business strategy depends on the successful development of acquired technologies and licensed technology into commercial product candidates. Therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license or market and sell our product candidates.

If we fail to comply with our obligations under any license, collaboration or other intellectual property-related agreements, we may be required to pay damages and could lose intellectual property rights that may be necessary for developing, commercializing and protecting our current or future technologies or product candidates or we could lose certain rights to grant sublicenses.

We are a party to an exclusive license agreement with Stanford covering patents relevant to one or more product candidates and may need to obtain additional licenses from others to advance our research and development activities or allow the commercialization of our current and future product candidates we may identify and pursue. Our license agreements with Stanford impose, and any future license agreements we enter into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. For a more detailed description of the license agreements with Stanford, see the section titled “Business—Stanford License Agreements.” If we breach any of these obligations, or use the intellectual property licensed to us in an unauthorized manner, we may be required to pay damages and the licensor may have the right to terminate the license. License termination could result in our inability to develop, manufacture and sell products that are covered by the licensed technology or could enable a competitor to gain access to the licensed technology. Furthermore, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications that we license from third parties. In certain circumstances, our licensed patent rights are subject to our reimbursing our licensors for their patent prosecution and maintenance costs. If our licensors and future licensors fail to prosecute, maintain, enforce and defend patents we may license, or lose rights to licensed patents or patent applications, our licensed rights may be reduced or eliminated. In such circumstances, our right to develop and commercialize any of our products or product candidates that is the subject of such licensed rights could be materially adversely affected.

Moreover, our current or future licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s intellectual property rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products if infringement or misappropriation were found, those amounts could be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.

Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under our collaborative development relationships;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators; and

•	the priority of invention of patented technology.

In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

Patent terms may not be able to protect our competitive position for an adequate period of time with respect to our current or future technologies or product candidates.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available. Even so, the life of a patent and the protection it affords are limited. As a result, our owned and in-licensed patent portfolio provides us with limited rights that may not last for a sufficient period of time to exclude others from commercializing product candidates similar or identical to ours. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics or biosimilars. For example, given the large amount of time required for the research, development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Extensions of patent term may be available, but there is no guarantee that we would have patents eligible for extension, or that we would succeed in obtaining any particular extension—and no guarantee any such extension would confer patent term for a sufficient period of time to exclude others from commercializing product candidates similar or identical to ours. In the United States, depending upon the timing, duration and specifics of FDA marketing approval of product candidates, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent, which is limited to the approved product or approved indication. In the United States, patent term extension cannot extend the remaining term of a patent beyond 14 years from the date of product approval; only one patent may be extended; and extension is available for only those claims covering the approved drug, a method for using it, or a method for manufacturing it. The applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. An extension may not be granted or may be limited where there is, for example, a failure to exercise due diligence during the testing phase or regulatory review process, failure to apply within applicable deadlines, failure to apply before expiration of relevant patents, or some other failure to satisfy applicable requirements. If this occurs, our competitors may be able to launch their products earlier by taking advantage of our investment in development and clinical trials along with our clinical and preclinical data. This could have a material adverse effect on our business and ability to achieve profitability.

Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our current or any future technologies or product candidates.

Changes in either the patent laws or interpretation of the patent laws in the United States or elsewhere could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. The United States has enacted and implemented wide-ranging patent reform legislation. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law, which could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of any future owned or in-licensed issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a “first-to-invent” system to a “first-to-file” system. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after March 16, 2013, but before us, could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our product candidates or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications. The Leahy-Smith Act also allows third-party submission of prior art to the USPTO during patent prosecution and set forth additional procedures to challenge the validity of a patent by the USPTO administered post grant proceedings, including derivation, reexamination, inter partes review, post-grant review and interference proceedings. The USPTO developed additional regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our issued owned or in-licensed patents, all of which could have a material adverse impact on our business prospects and financial condition.

As referenced above, for example, courts in the U.S. continue to refine the heavily fact-and-circumstance-dependent jurisprudence defining the scope of patent protection available for therapeutics, narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This creates uncertainty about our ability to obtain patents in the future and the value of such patents. In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future. We cannot provide assurance that future developments in U.S. Congress, the federal courts and the USPTO will not adversely impact our owned or in-licensed patents or patent applications. The laws and regulations governing patents could change in unpredictable ways that could weaken our and our licensors’ ability to obtain new patents or to enforce our existing owned or in-licensed patents and patents that we might obtain or in-license in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may have a material adverse effect on our and our licensors’ ability to obtain new patents or to protect and enforce our owned or in-licensed patents or patents that we may obtain or in-license in the future.

Other companies or organizations may challenge our or our licensors’ patent rights.

Third parties may attempt to invalidate our or our licensors’ intellectual property rights via procedures including but not limited to patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the USPTO, U.S. courts, and foreign patent offices or foreign courts. Even if such rights are not directly challenged, disputes could lead to the weakening of our or our licensors’ intellectual property rights. Our defense against any attempt by third parties to circumvent or invalidate our intellectual property rights could be costly to us, could require significant time and attention of our management, and could have a material and adverse impact on our profitability, financial condition and prospects or ability to successfully compete.

We or our licensors may find it necessary to pursue claims or to initiate lawsuits to protect or enforce our owned or in-licensed patent or other intellectual property rights. The cost to us in defending or initiating any litigation or other proceeding relating to our owned or in-licensed patent or other intellectual property rights, even if resolved in our favor, could be substantial, and any litigation or other proceeding would divert our management’s attention. Such litigation or proceedings could materially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Some of our competitors may be able to more effectively to sustain the costs of complex patent litigation because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and materially limit our ability to continue our operations. Furthermore, because of the substantial amount of discovery required in connection with certain such proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, such announcements could have a material adverse effect on the price of our common stock.

If we or our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates or our technology, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, claiming patent-ineligible subject matter, lack of novelty, indefiniteness, lack of written description, non-enablement, anticipation or obviousness. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The outcome of such invalidity and unenforceability claims is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we or our licensors and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection for one or more of our product candidates or certain aspects of our platform technology. Such a loss of patent protection could have a material adverse effect on our business, financial condition, results of operations and prospects. Patents and other intellectual property rights also will not protect our product candidates and technologies if competitors or third parties design around such product candidates and technologies without legally infringing, misappropriating or violating our owned or in-licensed patents or other intellectual property rights.

We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.

Filing, prosecuting and defending patents on current or future technologies or product candidates in all countries throughout the world would be prohibitively expensive. Competitors or other third parties may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export infringing product candidates to territories where we have patent protection or licenses but enforcement is not as strong as that in the United States. These product candidates may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Additionally, the laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as the laws in the United States. Many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, including certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us to stop the infringement of any owned and in-licensed patents we may obtain in other countries, or the marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our owned or in-licensed intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and could divert our efforts and attention from other aspects of our business. Such proceedings could also put any owned or in-licensed patents at risk of being invalidated or interpreted narrowly, could put our owned or in-licensed patent applications at risk of not issuing, and could provoke third parties to assert claims against us or our licensors. We or our licensors may not prevail in any lawsuits or other adversarial proceedings that we or our licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our and our licensors’ efforts to enforce such intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or in-license.

Further, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of its patents. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position in the relevant jurisdiction may be impaired and our business prospects may be materially adversely affected.

Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse impact on the success of our business.

Our commercial success depends, in part, upon our ability or the ability of our potential future collaborators to develop, manufacture, market and sell our current or any future product candidates and to use our proprietary technologies without infringing, misappropriating or violating the proprietary and intellectual property rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the USPTO, U.S. courts, foreign patent offices or foreign courts. As the field of antibody-based therapeutics matures, patent applications are being processed by national patent offices around the world. There is uncertainty about which patents will issue, and, if they do, there is uncertainty as to when, to whom, and with what claims. Any claims of patent infringement asserted by third parties would be time consuming and could:

•	result in costly litigation that may cause negative publicity;

•	divert the time and attention of our technical personnel and management;

•	cause development delays;

•	prevent us from commercializing any of our product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

•	subject us to significant liability to third parties; or

•

require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in our competitors gaining access to the same technology.

Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that we may be subject to claims of infringement of the patent rights of third parties. Because patent applications can take many years to issue, there may also be currently pending patent applications that may later result in issued patents that our technology or product candidates may infringe. Further, we cannot guarantee that we are aware of all of patents and patent applications potentially relevant to our technology or products. We may not be aware of potentially relevant third-party patents or applications for several reasons. For example, U.S. applications filed before November 29, 2000, and certain U.S. applications filed after that date that will not be filed outside the U.S. remain confidential until a patent issues. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our product candidates or platform technologies could have been filed by others without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our platform, our product candidates or the use of our technologies.

Although no third party has asserted a claim of patent infringement against us as of the date hereof, others may hold proprietary rights that could prevent our product candidates from being marketed. We or our licensors, or any future strategic collaborator, may be party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current or any potential future product candidates and technologies, including derivation, reexamination, inter partes review, post-grant review or interference proceedings before the USPTO and similar proceedings in jurisdictions outside of the United States such as opposition proceedings. In some instances, we may be required to indemnify our licensors for the costs associated with any such adversarial proceedings or litigation. Third parties may assert infringement claims against us, our licensors or our strategic collaborators based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with us, our licensors or our strategic collaborators to enforce or otherwise assert their patent rights. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could have a material adverse impact on our ability to utilize our discovery platform or to commercialize our current or any future product candidates. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity by presenting clear and convincing evidence of invalidity. There is no assurance that a court of competent jurisdiction, even if presented with evidence we believe to be clear and convincing, would invalidate the claims of any such U.S. patent.

Further, we cannot guarantee that we will be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we, or our licensors, or any future strategic collaborators are found to infringe, misappropriate or violate a third-party patent or other intellectual property rights, we could be required to pay damages, including treble damages and attorney’s fees, if we are found to have willfully infringed. In addition, we, or our licensors, or any future strategic collaborators may choose to seek, or be required to seek, a license from a third party, which may not be available on commercially reasonable terms, if at all. Even if a license can be obtained on commercially reasonable terms, the rights may be non-exclusive, which could give our competitors access to the same technology or intellectual property rights licensed to us, and we could be required to make substantial licensing and royalty payments. Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our current or future product candidates. We could be forced, including by court order, to cease utilizing, developing, manufacturing and commercializing our discovery platform or product candidates deemed to be infringing. We may be forced to redesign current or future technologies or products. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. Any of the foregoing could have a material adverse effect on our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

Thus, it is possible that one or more third parties will hold patent rights to which we will need a license, which may not be available on reasonable terms or at all. If such third parties refuse to grant us a license to such patent rights on reasonable terms or at all, we may be required to expend significant time and resources to redesign our technology, product candidates or the methods for manufacturing our product candidates, or to develop or license replacement technology, all of which may not be commercially or technically feasible. In such case, we may not be able to market such technology or product candidates and may not be able to perform research and development or other activities covered by these patents. This could have a material adverse effect on our ability to commercialize our product candidates and our business and financial condition.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing product candidates, approved products, programs or intellectual property could be diminished. Accordingly, the market price of shares of our common stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.

Intellectual property rights of third parties could adversely affect our ability to commercialize our current or future technologies or product candidates, and we might be required to litigate or obtain licenses from third parties to develop or market our current or future technologies or product candidates, which may not be available on commercially reasonable terms or at all.

Because the antibody landscape is still evolving, it is difficult to conclusively assess our freedom to operate without infringing, misappropriating or violating third-party rights. There are numerous companies that have pending patent applications and issued patents broadly covering antibodies generally or covering portions of antibodies that may be relevant for product candidates that we wish to develop. We are aware of third party patents and patent applications that claim aspects of our current or potential future product candidates and modifications that we may need to apply to our current or potential future product candidates. In particular, we are aware of granted patents that cover certain aspects of our SZN-1326 product candidate and pending patent applications that could result in patents that cover aspects of our SZN-043 product candidate. There are also many issued patents that claim antibodies or portions of antibodies that may be relevant to products we wish to develop. The holders of such patents and patent applications may be able to block or delay our ability to develop and commercialize the applicable product candidates, including SZN-1326 and SZN-043, unless we obtain a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all, or it may be non-exclusive, which could result in our competitors gaining access to the same intellectual property.

Our competitive position may materially suffer if patents issued to third parties or other third-party intellectual property rights cover our current or future technologies product candidates or elements thereof or our manufacture or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize current or future technologies, product candidates unless we successfully pursue litigation to narrow or invalidate the third-party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or product candidates. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future technologies or product candidates. If such an infringement claim should successfully be brought, we may be required to pay substantial damages or be forced to abandon our current or future technologies or product candidates or to seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

Third-party intellectual property right holders may also actively bring infringement, misappropriation, or other claims alleging violations of intellectual property rights against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our current or future technologies or product candidates that are held to be infringing, misappropriating or otherwise violating third-party intellectual property rights. We might, if possible, also be forced to redesign current or future technologies or product candidates so that we no longer infringe, misappropriate or violate the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business, which could have a material adverse effect on our financial condition and results of operations.

If, in the future, we develop trade secrets and we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patent protection for certain aspects of our current or future technologies and product candidates, we may in the future consider trade secrets, including confidential and unpatented know-how, to be important to the maintenance of our competitive position. However, trade secrets and know-how can be difficult to protect. If we develop trade secrets, we plan to protect trade secrets and confidential and unpatented know-how, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as our employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants under which they are obligated to maintain confidentiality and to assign their inventions to us. However, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Moreover, individuals with whom we have such agreements may not comply with their terms. Any of these parties may breach such agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for any such breaches. We may also become involved in inventorship disputes relating to inventions and patents developed by our employees or consultants under such agreements. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret, or securing title to an employee- or consultant-developed invention if a dispute arises, is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions disfavor or are unwilling to protect trade secrets. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent that competitor from using the technology or information to compete with us. If, in the future, any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be materially and adversely harmed.

We may be subject to claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets or other proprietary information of our employees’ or consultants’ former employers or their clients.

Many of our employees or consultants and our licensors’ employees or consultants were previously employed at universities or biotechnology or biopharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that one or more of these employees or consultants or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation or arbitration may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or may be enjoined from using such intellectual property. Any such proceedings and possible aftermath would likely divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. A loss of key research personnel or their work product could limit our ability to commercialize, or prevent us from commercializing, our current or future technologies or product candidates, which could materially harm our business. Even if we are successful in defending against any such claims, litigation or arbitration could result in substantial costs and could be a distraction to management.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we or our licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may not be successful in obtaining or maintaining necessary rights to our product candidates through acquisitions and in-licenses.

Because our development programs may in the future require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license, or use these third-party proprietary rights. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned and in-licensed patents or applications and any patent rights we may own or in-license in the future. The USPTO and various non-U.S. patent offices require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply with these requirements, and we are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our in-licensed intellectual property. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical product candidates or platforms, which could have a material adverse effect on our business prospects and financial condition.

Some intellectual property that we have in-licensed may have been discovered through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights, and limit our ability to contract with non-U.S. manufacturers.

Intellectual property rights we have licensed were generated through the use of U.S. government funding and are therefore subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980, or Bayh-Dole Act, and implementing regulations. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us or our licensors to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if we, or the applicable licensor, fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. These time limits have recently been changed by regulation, and may change in the future. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us or the applicable licensor to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States.

The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. To the extent any of our current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we use for name recognition by potential collaborators or customers in our markets of interest. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be materially adversely affected.

Intellectual property rights do not necessarily address all potential threats to our business.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business. The following examples are illustrative:

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others may be able to make antibodies or portions of antibodies or formulations that are similar to our product candidates, but that are not covered by the claims of any patents that we own, license or control;

•	we or any strategic collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own, license or control;

•	we or our licensors might not have been the first to file patent applications covering certain of our owned and in-licensed inventions;

•	others may independently develop the same, similar, or alternative technologies without infringing, misappropriating or violating our owned or in-licensed intellectual property rights;

•	it is possible that our owned or in-licensed pending patent applications will not lead to issued patents;

•	issued patents that we own, in-license, or control may not provide us with any competitive advantages, or may be narrowed or held invalid or unenforceable, including as a result of legal challenges;

•

our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•

we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such trade secrets or know-how; and

•	the patents of others may have an adverse effect on our business.

Should any of these events occur, they could have a material adverse impact on our business and financial condition.

Risks Related to Government Regulation

Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Our product candidates SZN-1326 and SZN-043 are in preclinical development and their risk of failure is high. It is impossible to predict when or if our candidates or any potential future product candidates will prove effective in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies for SZN-1326 and SZN-043 and then conduct extensive clinical trials to demonstrate the safety, purity, and potency, or efficacy of that product candidate in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the development process. The results of preclinical studies and clinical trials of any of our current or potential future product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or safety profiles, notwithstanding promising results in earlier trials.

We are currently conducting IND-enabling studies for SZN-1326 and intend to initiate first-in-human trials of SZN-1326 and SZN-043 in 2022. We may experience delays in completing our preclinical studies and initiating or completing our clinical studies. We do not know whether planned preclinical studies and clinical trials will be completed on schedule or at all, or whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Our development programs may be delayed for a variety of reasons, including delays related to:

•	the FDA or other regulatory authorities requiring us to submit additional data or imposing other requirements before permitting us to initiate a clinical trial;

•	obtaining regulatory approval to commence a clinical trial;

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reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	obtaining institutional review board, or IRB, approval at each clinical trial site;

•	recruiting suitable patients to participate in a clinical trial;

•	having patients complete a clinical trial or return for post-treatment follow-up;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

•	adding new clinical trial sites; or

•	manufacturing sufficient quantities of our product candidates for use in clinical trials.

Furthermore, we expect to rely on our CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and, while we expect to enter into agreements governing their committed activities, we have limited influence over their actual performance.

We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our current or potential future product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, our collaborators, the IRBs of the institutions in which such trials are being conducted, the Data Safety Monitoring Board for such trial or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug or therapeutic biologic, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we experience delays in the completion of, or termination of, any clinical trial of any of our current or potential future product candidates, the commercial prospects of such product candidate will be harmed, and our ability to generate product revenue from such product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow our product development and approval process and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may materially and adversely affect our business, financial condition, results of operations and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our current or potential future product candidates.

We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize SZN-1326, SZN-043 or potential future product candidates.

SZN-1326, SZN-043, and any potential future product candidates are subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of therapeutic biologics. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required to be successfully completed in the U.S. and in many foreign jurisdictions before a new drug or therapeutic biologic can be marketed. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays. It is possible that none of the product candidates we may develop will obtain the regulatory approvals necessary for us or our potential future collaborators to begin selling them.

We have very limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA and other regulatory authorities. The time required to obtain FDA and other approvals is unpredictable but typically takes many years following the commencement of clinical trials, depending upon the type, complexity and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when regulating us require judgment and can change, which makes it difficult to predict with certainty how they will be applied. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to new government regulations, for example, from future legislation or administrative action, or from changes in regulatory policy during the period of product development, clinical trials and FDA regulatory review in the United States and other jurisdictions. It is impossible to predict whether legislative changes will be enacted, or whether FDA or foreign regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be.

Any delay or failure in obtaining required approvals could have a material and adverse effect on our ability to generate revenue from the particular product candidate for which we are seeking approval. Further, we and our potential future collaborators may never receive approval to market and commercialize any product candidate. Even if we or a potential future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. We or a potential future collaborator may be subject to post-marketing testing requirements to maintain regulatory approval. If any of our product candidates prove to be ineffective, unsafe or commercially unviable, we may have to re-engineer SZN-1326, SZN-043, or our potential future product candidates, and our entire pipeline could have little, if any, value, which could require us to change our focus and approach to drug discovery and therapeutic development, which would have a material and adverse effect on our business, financial condition, results of operations and prospects.

We will also be subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

If we succeed in developing any products, we intend to market them in the United States as well as the European Union and other foreign jurisdictions. In order to market and sell our products in other jurisdictions, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA or EMA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any partner we work with fail to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, our target market will be reduced, and our ability to realize the full market potential of our product candidates will be harmed.

We may in the future conduct certain of our clinical trials for our product candidates outside of the United States. However, the FDA and other foreign equivalents may not accept data from such trials, in which case our development plans will be delayed, which could materially harm our business.

We may in the future choose to conduct one or more of our clinical trials for our product candidates outside the United States. For example, for our anticipated Phase 1 trials of SZN-1326 and SZN-043, we are evaluating conducting these trials outside the United States, including potentially in Australia or Eastern Europe. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless (i) those data are applicable to the U.S. population and U.S. medical practice; (ii) the studies were performed by clinical investigators of recognized competence; and (iii) the data are considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. For studies that are conducted only at sites outside of the United States and not subject to an IND, the FDA requires the clinical trial to have been conducted in accordance with GCPs, and the FDA must be able to validate the data from the clinical trial through an on-site inspection if it deems such inspection necessary. For such studies not subject to an IND, the FDA generally does not provide advance comment on the clinical protocols for the studies, and therefore there is an additional potential risk that the FDA could determine that the study design or protocol for a non-U.S. clinical trial was inadequate, which could require us to conduct additional clinical trials. There can be no assurance the FDA will accept data from clinical trials conducted outside of the United States. If the FDA does not accept data from our clinical trials of our product candidates, it would likely result in the need for additional clinical trials, which would be costly and time consuming and delay or permanently halt our development of our product candidates.

Many foreign regulatory bodies have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any similar foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any similar foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Conducting clinical trials outside the United States also exposes us to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	cultural differences in medical practice and clinical research; and

•	diminished protection of intellectual property in some countries.

Even if we receive regulatory approval for any of our current or potential future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our current or potential future product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Any regulatory approvals that we or potential future collaborators obtain for SZN-1326, SZN-043, or any potential future product candidate may also be subject to limitations on the approved indicated uses for which a product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including “Phase 4” clinical trials, and surveillance to monitor the safety and efficacy of such product candidate. In addition, if the FDA or any other regulatory authority approves SZN-1326, SZN-043, or any of our future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, import, export, advertising, promotion and recordkeeping for such product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and good clinical practices for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with a product candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product candidate, withdrawal of the product candidate from the market or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic collaborators;

•	suspension or revocation of product license approvals;

•	product seizure or detention or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

Furthermore, the FDA strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. While physicians may prescribe, in their independent professional medical judgment, products for off-label uses as the FDA does not regulate the behavior of physicians in their choice of drug treatments, the FDA does restrict manufacturer’s communications on the subject of off-label use of their products. Companies may only share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses and a company that is found to have improperly promoted off-label uses may be subject to significant liability including, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory authorities have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

Occurrence of any of the foregoing could have a material and adverse effect on our business and results of operations. The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, or the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. pharmaceutical industry. Among the provisions of the ACA, of greatest importance to the pharmaceutical and biotechnology industry are the following:

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an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

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an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP;

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a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics that are inhaled, infused, instilled, implanted or injected;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

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a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	expansion of the entities eligible for discounts under the Public Health program;

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•	establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending; and

•	implementation of the federal physician payment transparency requirements, sometimes referred to as the “Physician Payments Sunshine Act.”

Some of the provisions of the ACA have yet to be fully implemented, and there have been legal and political challenges to certain aspects of the ACA. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and will remain in effect through 2030, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through March 31, 2021, unless additional Congressional action is taken. The American Taxpayer Relief Act of 2012 among other things, reduced Medicare payments to several providers, including hospitals and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers. Additionally, there has been heightened governmental scrutiny recently over the manner in which manufacturers set prices for their marketed products. For example, there have been several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our current or future product candidates or additional pricing pressures.

If we or our existing or potential future collaborators, manufacturers or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to develop, market and sell our product candidates and may harm our reputation.

Healthcare providers, physicians and third-party payors, among others, will play a primary role in the prescription and recommendation of any product candidates for which we obtain marketing approval. Our current and future arrangements with third-party payors, providers and customers, among others, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations in the United States and other countries, include the following:

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the federal Anti-Kickback Statute, which prohibits, among other things, a person or entity from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease order, arranging for or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, by a federal healthcare program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, a violation of the Anti-Kickback Statute can form the basis for a violation of the federal False Claims Act (discussed below);

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federal civil and criminal false claims laws and civil monetary penalties laws, including the federal False Claims Act, which provides for civil whistleblower or qui tam actions, that impose penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a referral made in violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by HITECH, and its implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

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the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the Affordable Care Act, require certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to the Centers for Medicare & Medicaid Services, or CMS, information related to transfers of value made to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests of such physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include payments and transfers of value, including ownership interest, made during the previous year to certain non-physician providers such as physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and certified nurse midwives; and

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analogous local, state and foreign laws and regulations, such as state anti-kickback and false claims laws that may apply to healthcare items or services reimbursed by third party payors, including private insurers; local, state and foreign transparency laws that require manufacturers to report information related to payments and transfers of value to other healthcare providers and healthcare entities, marketing expenditures, or drug pricing; state laws that require pharmaceutical companies to register certain employees engaged in marketing activities in the location and comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Ensuring that our future business arrangements with third parties comply with applicable healthcare reporting, privacy, data protection, cybersecurity and other laws and regulations could involve substantial costs. If our operations are found to be in violation of any such requirements, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, individual imprisonment, disgorgement, contractual damages, reputational harm, exclusion from participation in government healthcare programs, integrity obligations, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private qui tam actions brought by individual whistleblowers in the name of the government, refusal to allow us to enter into supply contracts, including government contracts, additional reporting requirements and oversight if subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.

If we fail to comply with U.S. and foreign regulatory requirements, regulatory authorities could limit or withdraw any marketing or commercialization approvals we may receive and subject us to other penalties that could materially harm our business.

Even if we receive marketing and commercialization approval of a product candidate, we will be subject to continuing regulatory requirements, including in relation to adverse patient experiences with the product and clinical results that are reported after a product is made commercially available, both in the United States and any foreign jurisdiction in which we seek regulatory approval. The FDA and other regulatory authorities have significant post-market authority, including the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate safety risks related to the use of a product or to require withdrawal of the product candidate from the market. The FDA and other regulatory authorities also have the authority to require a Risk Evaluation and Mitigation Strategy, or a REMS, after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug or therapeutic biologic. The manufacturer and manufacturing facilities we use to make a future product, if any, will also be subject to periodic review and inspection by the FDA and other regulatory authorities, including for continued compliance with cGMP requirements. The discovery of any new or previously unknown problems with our third-party manufacturers, manufacturing processes or facilities may result in restrictions on the product candidate, manufacturer or facility, including withdrawal of the product candidate from the market. We intend to rely on third-party manufacturers and we will not have control over compliance with applicable rules and regulations by such manufacturers. Any product promotion and advertising will also be subject to regulatory requirements and continuing regulatory review. If we or our existing or future collaborators, manufacturers or service providers fail to comply with applicable continuing regulatory requirements in the U.S. or foreign jurisdictions in which we seek to market our products, we or they may be subject to, among other things, fines, warning letters, holds on clinical trials, delay of approval or refusal by the FDA or other regulatory authorities to approve pending applications or supplements to approved applications, suspension or withdrawal of regulatory approval, product recalls and seizures, administrative detention of products, refusal to permit the import or export of products, operating restrictions, injunction, civil penalties and criminal prosecution.

Even if we are able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.

Our ability to commercialize any products successfully will depend, in part, on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, such as government authorities, private health insurers and health maintenance organizations. Patients who are prescribed medications for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Coverage and adequate reimbursement from government healthcare programs, such as Medicare and Medicaid, and private health insurers are critical to new product acceptance. Patients are unlikely to use our future products, if any, unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost.

Cost-containment is a priority in the U.S. healthcare industry and elsewhere. As a result, government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors also may request additional clinical evidence beyond the data required to obtain marketing approval, requiring a company to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its product. Commercial third-party payors often rely upon Medicare coverage policy and payment limitations in setting their reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Therefore, coverage and reimbursement for pharmaceutical products in the U.S. can differ significantly from payor to payor. We cannot be sure that coverage and adequate reimbursement will be available for any product that we commercialize and, if reimbursement is available, that the level of reimbursement will be adequate. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or are available only at limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.

Additionally, the regulations that govern regulatory approvals, pricing and reimbursement for new drugs and therapeutic biologics vary widely from country to country. Some countries require approval of the sale price of a drug or therapeutic biologic before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain regulatory approval.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws with respect to our operations and non-compliance with such laws can subject us to criminal or civil liability and harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, third-party intermediaries, joint venture partners and collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We interact with officials and employees of government agencies and government-affiliated hospitals, universities and other organizations. In addition, we may engage third-party intermediaries to promote our clinical research activities abroad or to obtain necessary permits, licenses and other regulatory approvals. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, collaborators, and agents, even if we do not explicitly authorize or have actual knowledge of such activities.

Noncompliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas, investigations or other enforcement actions are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause us to appoint an independent compliance monitor which can result in added costs and administrative burdens.

Inadequate funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new product candidates and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new product candidates can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times, and certain regulatory authorities, such as the FDA and the SEC, have had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.